Exhibit 4.1

EXECUTION COPY

HERITAGE INSURANCE HOLDINGS, INC.,

as Issuer

SENIOR SECURED NOTES DUE 2023

INDENTURE

DATED AS OF DECEMBER 15, 2016

THE BANK OF NEW YORK MELLON,

as Trustee and as Collateral Agent

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Paying Agent

and

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,

as Registrar

i

EXHIBITS AND SCHEDULES

EXHIBIT A-1 Form of 144A Note

EXHIBIT A-2 Form of Regulation S Note

EXHIBIT B Form of Certificate of Transfer

EXHIBIT C Form of Certificate of Exchange

EXHIBIT D Request for Information Form

SCHEDULE 3.4 Dividends

SCHEDULE 3.8 2016 Catastrophe Reinsurance Program

INDENTURE, dated as of December 15, 2016 (this “Indenture”), among Heritage Insurance Holdings, Inc., a Delaware corporation (the “Company”), The Bank of New York Mellon, a New York banking corporation, as trustee (together with its successors and assigns, in such capacity, the “Trustee”) and as collateral agent, The Bank of New York Mellon, London Branch, as paying agent (together with its successors and assigns, in such capacity, the “Paying Agent”), and The Bank of New York Mellon (Luxembourg) S.A., as registrar (together with its successors and assigns, in such capacity, the “Registrar”).

Recitals of the Company

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I.

Definitions and Incorporation by Reference

Section 1.1 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary for Euroclear, Clearstream or their respective nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Company or a Subsidiary or becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Company or a Subsidiary or becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Calculation Agent, Collateral Agent or Paying Agent.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of domicile, which statement shall be in the form required by such Insurance

Subsidiary’s jurisdiction of domicile or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange or for other procedural matters.

“Asset Acquisition” means (1) an Investment by the Company or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be consolidated or merged with the Company or any Subsidiary or (2) the acquisition by the Company or any Subsidiary of any asset of any Person.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (whether in a single transaction or a series of related transactions) of property or other assets of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice, including shares of Capital Stock of a Subsidiary (each referred to for the purposes of this definition as a “disposition”), by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation, reinsurance arrangement or similar transaction, other than:

(1) a disposition of (i) Cash Equivalents or marketable securities, (ii) obsolete, damaged or worn out property or equipment in the ordinary course of business, (iii) Inventory (as defined in the Uniform Commercial Code) or goods (or other assets) held for sale in the ordinary course of business or (iv) equipment or other assets as part of a trade-in for replacement equipment;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Article IV or any disposition that constitutes a Change of Control;

(3) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under this Indenture;

(4) any issuance or sale of Capital Stock of the Company;

(5) any disposition of property or assets, or the issuance of securities, by the Company to a Subsidiary of the Company (or to an entity that contemporaneously therewith becomes a Subsidiary of the Company);

(6) to the extent allowable under Section 1031 of the Code, any exchange of like property for use in a Related Business;

(7) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(8) unwinding of Hedging Obligations;

(9) any disposition of Capital Stock of a Subsidiary or property or other assets in a single transaction or series of transactions with an aggregate Fair Market Value of less than $2,500,000;

(10) any license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of intellectual property or the development or commercialization of intellectual property;

(11) any surrender or waiver of contract rights or the settlement of, release of, recovery on or surrender of contract, tort or other claims of any kind;

(12) any financing transaction with respect to property built or acquired by the Company or any of its Subsidiaries after the Issue Date, including any asset securitization, permitted by this Indenture;

(13) dispositions consisting of Permitted Liens;

(14) foreclosure on assets or transfers by reason of eminent domain;

(15) the receipt by the Company or any Subsidiary of any cash insurance proceeds or condemnation award payable by reason of loss, theft, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(16) disposition of Investments by any Insurance Subsidiary and dispositions by the Company of Permitted Portfolio Investments, in each case, in the ordinary course of business consistent with past practice of the Company and its Subsidiaries taken as a whole and the Company’s Investment Policy;

(17) any disposition by an Insurance Subsidiary pursuant to Reinsurance Agreements so long as such disposition is entered into in the ordinary course of business for purposes of managing insurance risk consistent with industry practice and not in connection with the sale of all or a portion of a block of insurance business or the renewal rights thereof;

(18) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(19) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bail-in Legislation” means in relation to a Member State of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any write-down and conversion powers as defined in relation to the relevant Bail-in Legislation.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or London, England are authorized or required by law to close.

“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease and recorded as a liability on a balance sheet (excluding the footnotes thereto) for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States Government or issued by any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from S&P or “A2” or better from Moody’s;

(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or (y) the short-term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $500 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, or carrying an equivalent rating by another nationally recognized statistical rating organization, if both of the two nationally recognized statistical rating organizations named above cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in Euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(8) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above;

(9) money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by S&P or “Aaa” or the equivalent thereof by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(10) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (4) of this definition.

“Catastrophe” means (i) any Named Storm for which the consolidated Loss to the Company and its Subsidiaries from such Named Storm exceeds an amount equal to $5 million multiplied by the Growth Factor and (ii) any Other Cat Event for which the consolidated Loss to the Company and its Subsidiaries from all such Other Cat Events that occur within the same calendar quarter exceed an amount equal to $10 million multiplied by the Growth Factor.

“Change of Control” means: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company; (b) during any period of twelve consecutive months, a majority of the members of the Board of Directors of the Company are not Continuing Directors; (c) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means The Bank of New York Mellon in its capacity as “collateral agent” under this Indenture and under the Security Documents and any successor thereto in such capacity.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Company or any Subsidiary.

“Common Depositary” means, with respect to Notes, the common depositary appointed by the Depositaries from time to time; The Bank of New York Mellon, London Branch, shall be the initial common depositary hereunder.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360; plus

(e) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f) any fees, charges or other expenses made or Incurred in connection with any actual or proposed non-ordinary course Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of FASB ASC 805); plus

(g) the amount of any restructuring charges (including lease or contract termination, severance and relocation expenses), integration costs or other business optimization expenses or reserves, including any such charges or expenses arising from start-up or initial costs for any project, division or new line of business, or other non-ordinary course reserves or other non-recurring charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

(h) any Loss from or arising out of a Catastrophe.

(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period); and

(3) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a) any non-ordinary course net gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC 815;

(b) all unrealized gains and losses relating to financial instruments or liabilities to which fair market value accounting is applied;

(c) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(d) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any Governmental Authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any Governmental Authority.

“Consolidated Indebtedness” means, as of any date, the Indebtedness of the Company and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Subsidiaries, without duplication (i) interest expense attributable to Capital Lease Obligations; (ii) amortization of debt discount and debt issuance costs; (iii) capitalized interest; (iv) non-cash interest expense; (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; (vi) net payments pursuant to Interest Rate Agreements; (vii) dividends accrued in respect of all Disqualified Stock held by Persons other than the Company or a wholly owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); and (viii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Subsidiary.

“Consolidated Net Income” means the consolidated net income (loss) of the Company as shown in the Company’s and its consolidated Subsidiaries’ financial statements prepared in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Subsidiary during such period;

(2) any net income (but not loss) of any Subsidiary (other than an Insurance Subsidiary) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend (subject, in the case of a dividend to another Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Subsidiary for such period will be included in determining such Consolidated Net income;

(3) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) the after-tax effect of extraordinary gain or loss;

(6) the after-tax effect of the cumulative effect of a change in accounting principles;

(7) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Subsidiary;

(8) any Loss from or arising out of a Catastrophe;

(9) consolidated depreciation expense; and

(10) consolidated amortization expense or impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360.

“Consolidated Net Leverage Ratio” means as of any date of determination, the ratio of Consolidated Net Total Leverage on such day to Consolidated EBITDA for the most recently ended four consecutive fiscal quarters of the Company.

If the Company or any Subsidiary has Incurred, redeemed, repaid, repurchased, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has issued, repurchased or redeemed Disqualified Stock subsequent to the commencement of the reference period for which the Consolidated Net Leverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, redemption, repayment, repurchase, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable reference period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Subsidiary during the relevant reference period or subsequent to such reference period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the relevant reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable period consisting of the relevant reference period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in Good Faith by the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event based on actions already taken and for which the full run-rate effect of such actions is expected to be realized within six months of such action. The Company shall have delivered to the Trustee an Officers’ Certificate signed by the Chief Financial Officer setting forth such operating expense reductions and other operating improvements, synergies or cost savings and calculations and information supporting them in reasonable detail. Holders of a majority of the Outstanding Principal Amount of the Notes may in their good faith discretion dispute the reasonableness of any such pro forma adjustments, acting through the Trustee, in which case such pro forma adjustments shall be excluded until such time as such dispute is resolved.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Net Total Leverage” means at any date, (a) Consolidated Indebtedness outstanding on such date (excluding Subordinated Indebtedness) minus (b) the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not classified as “restricted.” For purposes of this definition of Consolidated Net Total Leverage, cash and Cash Equivalents of the Insurance Subsidiaries shall be considered “restricted”.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election either by a specific vote or by approval of a proxy statement issued by the Company on behalf of its entire Board of Directors in which such individual is named as a nominee for director.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 11.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 11.1.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” or “Debt Facilities” means, with respect to the Company, one or more financing arrangements providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Company as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

“Debt Service Amount” means for any period, the scheduled amount of principal (including mandatory sinking fund payments) payable on Consolidated Indebtedness of the Company during such period and the Consolidated Interest Expense of the Company and its Subsidiaries for such period.

“Debt Service Coverage Ratio” means, as of any date, and giving pro forma effect to any Indebtedness Incurred subsequent to such date, as well as any other pro forma adjustments in a manner consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio, the ratio (expressed as a percentage) equal to Consolidated Net Income of the Company divided by the Debt Service Amount, in each case for the trailing twelve month period ending on such date.

“Debt to Total Capitalization Ratio” means, as of any date, and giving pro forma effect to any Indebtedness Incurred subsequent to such date, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all Indebtedness of the Company and its Subsidiaries outstanding on such date, other than Indebtedness owing from the Company to any wholly owned Subsidiary, from any Subsidiary to the Company or from one wholly Subsidiary to another wholly owned Subsidiary to (b) Total Capitalization on such date.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary’s state of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

“Depositary” means each of Euroclear and Clearstream, and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Depositary Business Day” means any day on which both Depositaries are open for the acceptance and execution of settlement instructions.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or (3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control (defined in a substantially identical manner to the corresponding definition in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with Section 5.1 and Section 3.6 and such repurchase or redemption complies with Section 3.4.

“Excess Cash Flows” means, for any Quarterly Payment Date for which an Additional Amortization Amount is due and payable on the Notes pursuant to Section 5.9, an amount, calculated in accordance with GAAP consistently applied, equal to the total consolidated revenues of the Company and its Subsidiaries over the prior four fiscal quarters less the total consolidated expenses of the Company and its Subsidiaries over the prior four fiscal quarters. The amount of Excess Cash Flows shall be calculated by the Company in accordance with GAAP consistently applied based on its publicly available financial statements filed with or required to be filed with the SEC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Holder, or required to be withheld and deducted from a payment to or in respect of the Holder or the Paying Agent, in respect of amounts payable to the Holders, (1) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Holder or the Paying Agent, as applicable, being organized under the laws of, or having its principal office or, in the case of a Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between a Holder or the Paying Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising from a Holder or the Paying Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced by any Indenture, or sold or assigned an interest in any Note), (2) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in the Notes pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Notes or (ii) such Holder changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its lending office, (3) Taxes attributable to the Paying Agent’s failure to comply with Section 2.3 and (4) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $250,000, in Good Faith by the Company, and (y) if such decision involves the determination of Fair Market Value in excess of $250,000, in good faith by the Board of Directors of the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FOIR” means the Florida Office of Insurance Regulation, or any successor insurance regulator under Florida law.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that, except as otherwise provided in this Indenture, all calculations made for purposes of determining compliance with the terms of this Indenture shall use GAAP as in effect on the Issue Date. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Global Note Legend” means the legend set forth in Section 2.1(c), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, issued in accordance with Sections 2.1 or 2.6.

“Good Faith by the Company” means the decision in good faith by a responsible financial or accounting officer of the Company.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body (including any board of insurance, insurance department or insurance commission), arbitrator, public sector entity, supra-national entity and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Growth Factor” means an amount obtained by dividing (i) the gross premiums written of the Company and its Subsidiaries on a consolidated basis for the four calendar quarter period immediately preceding the date of loss of the applicable catastrophe event by (ii) the amount of gross premiums written for the Company and its Subsidiaries on a consolidated basis for the fiscal year ended 2016.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; provided, however, that the term Indebtedness shall not include any amounts attributable to the Kingsway Holdback Amount (as that terms is defined in that certain Stock Purchase Agreement dated as of September 29, 2015 by and among the Company, Zephyr Acquisition Company and certain other parties thereto as filed with the SEC on a on a Current report on Form 8-K on October 2, 2015);

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor)

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of the type described in (1) to (6) above of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such indebtedness of such other Persons; and

(8) the principal component of Indebtedness of the type described in (1) to (7) above of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor).

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (v) any Obligations to the Florida State Board of Administration in connection with the Florida Hurricane Catastrophe Fund, (vi) any customer deposits or advance payments received in the ordinary course of business and (vii) indebtedness owed by the Company to any Subsidiary or by any Subsidiary to the Company or any other Subsidiary.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that (x) contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons and (y) the obligations of any Person under Reinsurance Agreements shall not be deemed to constitute Indebtedness. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Indenture or the Notes and (b) to the extent not otherwise described in (a), Other Taxes. For the avoidance of doubt, Indemnified Taxes shall include any withholding taxes imposed on any payments under the Notes which result from the recharacterization of the Notes as equity for U.S. federal income tax purposes.

“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Principal Amount” means $79,500,000.

“Insurance Subsidiary” means any Subsidiary of the Company that is required to be licensed as an insurer or reinsurer.

“Interest Accrual Period” means, for each Quarterly Payment Date, the period beginning from and including the immediately preceding Quarterly Payment Date (or the Issue Date, in the case of the first Quarterly Payment Date) to, but excluding, such Quarterly Payment Date.

“Interest Rate” means, for each Interest Accrual Period, a per annum rate equal to the LIBOR Rate determined by Calculation Agent for such Interest Accrual Period, but not less than 50 basis points (0.50%), plus 875 basis points (8.75%).

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following (each a “Permitted Investment”) will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business;

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company;

(4) a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Subsidiary or such deposit is returned to the Person who made it;

(5) an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6) licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

“Investment Policy” means the investment policy guidelines of the Company or its Subsidiaries as in effect from time and which has been approved by the Company’s Board of Directors and submitted to FOIR.

“Issue Date” means December 15, 2016.

“LIBOR Determination Date” means, with respect to each Interest Accrual Period, the second London Banking Day prior to the day on which such Interest Accrual Period commences.

“LIBOR Rate” means, with respect to any Interest Accrual Period, the rate determined by the Calculation Agent on each LIBOR Determination Date for each Interest Accrual Period as of the related LIBOR Determination Date in accordance with the following provisions:

(i) on each LIBOR Determination Date, the Calculation Agent shall determine the LIBOR Rate for the related Interest Accrual Period by using the “Interest Settlement Rate” for U.S. dollar deposits with a maturity of three months set by the ICE Benchmark Administration Limited (“ICE”) as of 11:00 a.m. (London time) on such LIBOR Determination Date.

(ii) ICE’s Interest Settlement Rates are currently displayed on Bloomberg L.P.’s page “BBAM.” That page, or any other page that may replace page BBAM on that service or any other service that ICE nominates as the information vendor to display ICE’s Interest Settlement Rates for deposits in U.S. dollars is a “Designated Page.” ICE’s Interest Settlement Rates currently are rounded to five decimal places.

(iii) If ICE’s Interest Settlement Rate does not appear on the Designated Page as of 11:00 a.m. (London time) on a LIBOR Determination Date, or if the Designated Page is not then available, the LIBOR Rate for that date will be the most recently published Interest Settlement Rate. If ICE no longer sets an Interest Settlement Rate, the Company shall designate an alternative index that has performed, or that the Company expects to perform, in a manner substantially similar to ICE’s Interest Settlement Rate.

(iv) The LIBOR Rate for the first Interest Accrual Period will be determined by straight-line interpolation, based on the actual number of days in such Interest Accrual Period, between two rates determined in accordance with (i) – (iii) above, one of which will be determined for a maturity of two months and one of which will be determined for a maturity of three months.

(v) The establishment of LIBOR for each Interest Accrual Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Loss” means any net losses, net loss reserves or allocated loss adjustment expenses.

“Material Adverse Change” means any act, event, development, change, circumstance, effect, condition, occurrence or series of related acts, events, developments, changes, circumstances, effects, conditions or occurrences (“Change”) that results in a reduction of the Company’s Total Shareholders’ Equity of more than 30%, as determined on a pro forma basis giving effect to such Change. For the avoidance of doubt, the definition of Change shall (a) include (i) entering into, any material contracts, agreements or arrangements after the date hereof, or materially amending any material contracts, agreements or arrangements, in each case, not in the ordinary course of business, (ii) changes in the organizational form of the Company; (iii) forming, establishing or acquiring any subsidiaries not in existence as a Subsidiary of the Company on the date hereof; (iv) the payment of dividends or distributions; and (v) mergers or consolidations by the Company or any of its Subsidiaries with or into any Person other than the Company or its Subsidiaries and (b) exclude any Change of Control and actions specified in Section 4.1(a). Notwithstanding the foregoing, “Material Adverse Change” shall not include any Loss from or arising out of a Catastrophe.

“Material Subsidiary” means each Subsidiary of the Company which at such time is a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Maturity Date” means December 15, 2023 (or if such day is not a Business Day, the immediately succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Named Storm” means any storm or storm system that has been declared by the National Hurricane Center or its successor to be a tropical cyclone, tropical storm, tropical depression, post-tropical storm or hurricane at any time during such storm or storm system (or similar term used for the same purpose).

“Net Available Cash” from an Asset Sale means the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets or property received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption, by the acquiring Person, of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, brokerage and investment banking fees and expenses, title and recording tax expenses, commissions and other fees, expenses and direct costs (including, without limitation, employee severance and relocation costs and expenses) Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured by any assets or property subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets or property disposed of in such Asset Sale and retained by the Company or any Subsidiary after such Asset Sale;

(4) until received by the selling person, any portion of the purchase price from an Asset Sale placed in escrow or withheld by the purchaser, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; and

(5) without duplication, any reserves that the Board of Directors of the Company or Subsidiary entering into such Asset Sale, as the case may be, determines in good faith should be made in respect of the sale price of such asset or assets for post-closing adjustments.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the $79,500,000 in initial aggregate principal amount of Senior Secured Notes due 2023 of the Company issued under this Indenture on the Issue Date.

“Notes Collateral” means all assets and properties subject, or purported to be subject from time to time, to a Lien under any Security Documents to secure the Obligations under this Indenture and the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foregoing law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Holders” means the initial purchasers of the Notes under the Purchase Agreement, any Affiliate thereof or any investment fund that is administered or managed by (x) such initial purchaser or Affiliate or (y) an entity or an Affiliate of an entity that manages or administers such initial purchaser.

“Other Cat Event” means the sum of all individual losses directly occasioned by any one tornado, hail storm or winter storm or series of tornados, hail storms or winter storms that occur within the area of one state of the United States and states contiguous thereto and to one another. However, the duration and extent of any one “Other Cat Event” shall be limited to all individual losses sustained by the Company and its Subsidiaries occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event.

“Outstanding Principal Amount” means, when used with respect to any date, an amount equal to (a) the Initial Principal Amount, minus (b) the aggregate amount of principal payments (whether a Quarterly Scheduled Principal Amount, Additional Amortization Amount or a prepayment or redemption of Notes pursuant to this Indenture) made to Holders with respect to Notes on or prior to such date.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” has the meaning assigned to such term in the preamble to this Indenture or successor pursuant to Section 7.9.

“Permitted Liens” means, with respect to any Person:

(1) (x) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent in each case Incurred in the ordinary course of business and (y) collateral consisting of Cash Equivalents securing letters of credit issued in respect of obligations to insurers or reinsurers in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(2) Liens imposed by law and carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(3) Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4) Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation; provided, however, that such Hedging Obligations are entered into (i) in the ordinary course of business by any Insurance Subsidiary or (ii) to fix, manage or hedge interest rate, currency or commodity exposure of the Company or any Subsidiary and not for speculative purposes;

(7) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(8) judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(10) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(11) Liens existing on the Issue Date and any Liens arising from any Refinancing Indebtedness of the Company Incurred to Refinance any Indebtedness of the Company existing on the Issue Date;

(12) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

(13) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

(14) deposits as security for contested taxes or contested import to customs duties;

(15) any interest or title of a lessor under any operating lease;

(16) Liens on funds of the Company or any Subsidiary held in deposit accounts with third-party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Company or the Subsidiaries;

(17) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(18) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(19) statutory, common law or contractual Liens of landlords;

(20) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 3.3 is Incurred;

(21) Liens on any cash earnest money deposit made by the Company or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Indenture;

(22) Liens in favor of credit card processors granted in the ordinary course of business;

(23) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant, including for the avoidance of doubt, any encumbrance or restriction on any Insurance Subsidiary by any governmental authority having the power to regulate such Insurance Subsidiary;

(24) Liens arising in connection with Cash Equivalents described in clause (5) of the definition of Cash Equivalents;

(25) Liens securing cash management obligations incurred in the ordinary course of business;

(26) Liens to secured Indebtedness permitted by Section 3.3(b)(vii); and

(27) Liens securing Indebtedness, as measured by principal amount, which, when taken together with the principal amount of all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) though (26) above) at the time of determination, does not exceed $5,000,000.

“Permitted Portfolio Investments” means Investments by the Company or the Insurance Subsidiaries made in accordance with the Company’s Investment Policy.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.1(d) to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions hereof.

“Purchase Agreement” means the Note Purchase Agreement by and among the Company and the initial purchasers of the Notes dated December 12, 2016.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Quarterly Payment Date” means each March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2017 and ending on December 15, 2023, or if any such day is not a Depositary Business Day, the next succeeding day that is a Depositary Business Day.

“Quarterly Principal Deficiency Amount” means, as of any date of determination, the amount, if any, of principal due and unpaid Quarterly Scheduled Principal Amount and Amortization Amount with respect to each Quarterly Payment Date prior to such date of determination.

“Quarterly Scheduled Principal Amount” means, (i) with respect to any Quarterly Payment Date before December 15, 2018, zero and (ii) for any Quarterly Payment Date on or after December 15, 2018, 2.5% of the Outstanding Principal Amount as of such date.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Record Date” for the principal and interest payable on any applicable Quarterly Payment Date means three Depositary Business Days immediately preceding such Quarterly Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

(1) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(a) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

(b) an amount necessary to pay any fees and expenses, including accrued and unpaid interest, premiums, transaction costs and defeasance costs, related to such Refinancing,

(2) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3) the stated maturity of such Indebtedness is no earlier than the stated maturity of the Indebtedness being Refinanced, and

(4) if the Indebtedness being Refinanced was subordinated to the Notes, the new Indebtedness shall be subordinated to the Notes at least to the same extent as such Indebtedness being Refinanced;

“Registrar” has the meaning assigned to such term in the preamble to this Indenture or any successor pursuant to Section 7.9.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Common Depositary for Euroclear and Clearstream and registered in the name of the Common Depositary or its nominee, that may be held by Non-U.S. Persons purchasing outside the United States in “offshore transactions” (as defined in Rule 902 of Regulation S).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion of any of the foregoing.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Rule 903 promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, Inc. and any successor thereto.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Subsidiary whereby the Company or such Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or such Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating, perfecting or otherwise evidencing the security interests in the Notes Collateral as contemplated by this Indenture.

“Short-Term Indebtedness” means any indebtedness of the Company or any Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) for borrowed money, whether evidenced by bonds, debentures, notes or similar instruments, with a Stated Maturity of less than one year.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means (1) Heritage Property & Casualty Insurance Company and Heritage MGA LLC, (2) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company (or a combination thereof), or (3) any partnership (a) the sole general partner or the managing general partner of which is the Company or a Subsidiary of the Company or (b) the only general partners of which are the Company or one or more Subsidiaries of the Company (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value-added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed with respect to any such assessment).

“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Total Shareholders’ Equity of the Company.

“Total Shareholders’ Equity” means the total common and preferred shareholders’ equity of the Company as determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall, in each case, have direct responsibility for the administration of this Indenture.

“Trustee” has the meaning assigned to such term in the preamble to this Indenture or any successor pursuant to Section 7.7 or Section 7.8.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S.

Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of the Common Depositary for Euroclear and Clearstream, registered in the name of the Common Depositary or its nominee representing Notes that do not bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, general partners, managers or trustees, as applicable, of such Person.

Section 1.2 Other Definitions.

Term	Page Number

Additional Amortization Amount	74
Affiliate Transaction	59
Agent Members	34
AIR	61
Applicable Law	103
Asset Sale Offer	66
Asset Sale Offer Amount	66
Asset Sale Offer Period	66
Asset Sale Purchase Date	66
Authentication Order	34
Bankruptcy Law	78
Change of Control Offer	69
Change of Control Payment	70
Change of Control Payment Date	70

Clearstream	32
Client Assets Sourcebook	36
Client Money Distribution Rules	37
Client Money Rules	37
Code	103
Company Conference Call	54
covenant defeasance option	88
Custodian	78
Defaulted Amount	50
Demotech	55
Early Redemption Date	72
Euroclear	32
Event of Default	75
Excess Cash Flow Amortization Event	74
Excess Proceeds	66
FCA	37
FCA Rules	37
FSMA	37
legal defeasance	88
Non-Core Acquisition	63
Note Payment Account	37
Notice of Default	78
Other Taxes	53
Paying Agent	35
payment default	76
Registrar	35
Regulations	37
Relevant Holders	63
Restricted Payment	58
RMS	61
Second Commitment	66
Security Document Order	98
Special Payment Date	50
Special Record Date	50
Successor Company	68
Unutilized Excess Proceeds	66

Section 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

ARTICLE II.

The Notes

Section 2.1 Form and Dating.

(a) There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof, the Notes which shall be limited to the aggregate principal amount of $79,500,000.

(b) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 thereafter.

(c) The Notes shall initially be issued in the form of one or more Global Notes and Euroclear Bank S.A./N.V (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Common Depositary for such Global Note or its nominee, (ii) shall be delivered by the Registrar to such Common Depositary, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS

REGISTERED IN THE NAME OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK MELLON, LONDON BRANCH, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY OR A SUCCESSOR COMMON DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(d) Except as permitted by Section 2.6(i)(B), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THE NOTES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER ANY OF THE NOTES REPRESENTED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES

ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM ANY OF THE NOTES REPRESENTED HEREBY ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary and the Depositary may be treated by the Company, the Trustee, the Agents and any agent of the Company, the Trustee or the Agents as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments due under the Global Notes. Notwithstanding the foregoing, nothing herein shall (a) prevent the Company, the Trustee, the Agents or any agent of the Company, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (b) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Any notice to be delivered to Euroclear or Clearstream, as applicable, may be delivered electronically by the Trustee, any Agent or the Company in accordance with the Applicable Procedures.

Section 2.2 Form of Execution and Authentication. An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $79,500,000 upon receipt of a written order of the Company, (an “Authentication Order”). In addition, such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued or (ii) shall be registered in the name of the Common Depositary or its nominee. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Company in writing to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.

Section 2.3 Registrar and Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Paying Agent shall be responsible for paying sums due on the Notes and arranging on behalf of and at the expense of the Company for notices to be communicated to Holders in accordance with the terms of this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange and facilitate any transfers or exchanges of Notes or beneficial interests in the Global Notes. No transfer may be effected unless the Note is surrendered to the Registrar and either (i) the Registrar reissues the surrendered Note to the transferee holder or (ii) the Registrar issues a new Note to the transferee holder.

The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Company may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Company shall notify the Trustee and the Agents in writing of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Company shall direct the Trustee to act as such, and the Trustee shall be entitled to appropriate compensation in accordance with Section 7.6.

Notwithstanding anything to the contrary herein, if in the Paying Agent’s opinion, acting reasonably, it deems it appropriate to delegate any of its roles, duties or obligations created hereunder or under any other agreement to a third party, the Company hereby acknowledges the potential for, and acquiesces to, such delegation.

Euroclear and Clearstream have appointed The Bank of New York Mellon, London Branch, to act as Common Depositary with respect to the Notes and The Bank of New York, London Branch, has accepted such appointment.

In the event that Definitive Notes are issued (and no Global Notes remain outstanding) and the Paying Agent informs the Company that it is unable to perform its obligations under this Indenture, the Company shall forthwith appoint an additional agent who shall provide written notice of such to the Trustee. Such additional Agent shall become the Paying Agent hereunder upon written acceptance of the duties and obligations set forth herein. Subject to the payment by the Company to the Paying Agent of any fees, costs, expenses or other obligations owed and outstanding to the Paying Agent, the costs and expenses (including its counsels’ fees and expenses) incurred by the additional Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the additional Agent, the Paying Agent shall deliver any funds then held hereunder to the additional Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.6.

The Paying Agent shall request all forms from the relevant Depositary that are required to exempt payments under the Notes from United States federal income tax withholding. In connection therewith, the Paying Agent shall provide the Company with a properly completed Internal Revenue Service Form W-8IMY, and the aforementioned forms shall provide that the Paying Agent is acting in its capacity as intermediary with respect to all payments made under any Notes.

Section 2.4 Payments to the Trustee; Paying Agent to Hold Money.

(a) Each Paying Agent shall be entitled to deal with each amount paid in the same manner as other amounts paid to it as a banker by its customers except that it shall not exercise against the Company any lien, right of set-off or similar claim in respect thereof or combine or consolidate such moneys with any money or accounts.

(b) The Company shall require each Paying Agent other than the Trustee that is not a party to this Indenture to agree in writing that the Paying Agent shall hold for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for further payment to Holders of the Notes as and when due. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

(c) Note Payment Account.

(i) The Company hereby appoints The Bank of New York Mellon, London Branch as Paying Agent hereunder, and the Paying Agent accepts such appointment. All money the Paying Agent holds for the Company under this Indenture is held by it as banker and not as trustee under the Client Money Rules. If the Paying Agent fails (as that term is used in the glossary of the FCA Rules), the Client Money Distribution Rules will not apply to such money and so the Company will not be entitled to share in any distribution under the Client Money Distribution Rules. For purposes of this Section 2.4(c) only,

“Client Assets Sourcebook” means the CASS sourcebook as set out in the FCA Rules.

“Client Money Distribution Rules” means the client money distribution rules set out in Chapter 7A of the Client Assets Sourcebook.

“Client Money Rules” means the client money rules set out in Chapter 7 of the Client Assets Sourcebook of the FCA Rules.

“FCA” means the United Kingdom Financial Conduct Authority (and any successor regulatory authority).

“FCA Rules” means the rules and guidance of the FCA promulgated by the FCA under FSMA as amended or replaced from time to time.

“FSMA” means the Financial Services and Markets Act 2000.

(ii) On or prior to the Closing Date, the Company shall cause to be established and maintained with the Paying Agent, in a location outside of the United States and in the name of the Company an account (the “Note Payment Account”), which shall be a separate non-interest bearing trust account. The Note Payment Account shall be held at all times by a bank or financial institution located outside of the United States, or a non-U.S. branch or non-U.S. affiliate of a United States bank or financial institution. The Trustee agrees to give the Company and the Holders prompt notice if, to the actual knowledge of the Trustee, the Note Payment Account or any funds on deposit therein, or otherwise to the credit of the Note Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Company shall provide prior written notice to the Trustee and the Paying Agent each day that funds will be deposited in the Note Payment Account.

(iii) The following Note Payment Account has been established with the Paying Agent upon the terms and subject to the conditions set forth in Section 2.4(c):

The Bank of New York Mellon

ABA: 021000018

ACCOUNT NUMBER: 3601318400

ACCOUNT NAME: HERITAGE INSURANCE SETT ACC CUST

FFC: BIC Code: IRVTUS3NAMS

(iv) The Paying Agent may, with respect to the Note Payment Account and the services provided under the Indenture, be carrying out a payment service for the purposes of the Payment Services Regulations 2009 (as amended from time to time, the “Regulations”). To the extent it is, the Company represents and warrants that it is not a consumer, microenterprise or charity as defined in the Regulations and undertakes to notify the Paying Agent promptly if at any time it becomes a consumer, micro-enterprise or charity. Broadly, for these purposes, a micro-enterprise is an autonomous enterprise that employs fewer than ten people and whose annual turnover and/or balance sheet total does not exceed €2 million

(or its Sterling equivalent), a consumer is an individual acting for purposes other than a trade, business or profession, and a charity includes only those whose annual income is less than £1 million. On the basis of the foregoing and in accordance with regulations 33(4) and 51(3) of the Regulations, (which provide that the parties may agree that certain provisions of the Regulations shall not apply), the Company agrees that all of the provisions of Part 5 of the Regulations and regulations 54(1), 55(3), 55(4), 60, 62, 63, 64, 67, 75, 76 and 77 of Part 6 of the Regulations shall not apply with respect to the Note Payment Account and services to be provided under this Indenture and that a different time period of thirty (30) calendar days shall apply for the purposes of regulation 59(1).

Section 2.5 Lists of Holders of the Notes. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Paying Agent is not the Registrar, the Company shall furnish to the Paying Agent at least three (3) Depositary Business Days before each Quarterly Payment Date and at such other times as the Paying Agent may request in writing a list in such form and as of such date as the Paying Agent may reasonably require of the names and addresses of Holders of the Notes as of the record date, including the aggregate principal amount of the Notes held by each thereof.

Section 2.6 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Common Depositary to a nominee of the Common Depositary, by a nominee of the Common Depositary to the Common Depositary or to another nominee of the Common Depositary, or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary (but in no event shall such transfer be less than all of a Global Note). Global Notes will be exchanged by the Company for Definitive Notes, subject to any applicable laws, only (i) if the Company delivers to the Trustee notice from the Depositary that the Depositary is unwilling or unable to continue to act as a depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days after the date of such notice from the Depositary or (ii) upon request of the Trustee at the written direction of Holders of a majority of the aggregate principal amount of the then outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, Definitive Notes will be issued to each Person that such Participants, Indirect Participants and Euroclear or Clearstream, as applicable, jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Sections 2.7 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6. However, beneficial interests in a Global Note may be transferred and exchanged as provided in paragraph (b) or (c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person unless permitted by applicable law and made in compliance with subparagraphs (ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this subparagraph (i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(i).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of subparagraph (ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above and:

(A) such transfer is effected pursuant to an effective registration statement under the Securities Act; or

(B) the Registrar receives the following:

(x) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests exchanged or transferred pursuant to subparagraph (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes. Transfers of beneficial interests in the Definitive Notes shall require compliance with the applicable subparagraphs below.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a) if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; and

(D) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph 2.6(i) below, and the Company shall execute and,

upon receipt of an Authentication Order the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this paragraph (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this subparagraph (c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6 (a) a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such transfer is effected pursuant to an effective registration statement under the Securities Act; or;

(B) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a) if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in subparagraph (b)(ii) above, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph 2.6(i) below, and the Company shall execute and, upon receipt of an Authentication Order the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Registrar shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this Section 2.6(d)(ii) if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this subparagraph (d)(ii), the Registrar shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(e) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(f) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this paragraph (f), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this paragraph (f).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Company so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if:

(A) any such transfer is effected pursuant to an effective registration statement under the Securities Act; or

(B) the Registrar receives the following:

(x) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a Certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(y) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g) Private Placement Legend.

(A) Except as permitted in subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (e) or (g)(ii) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(h) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Registrar in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Paying Agent or by the Common Depositary at the direction of the Paying Agent to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Paying Agent or by the Common Depositary at the direction of the Paying Agent to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, and 3.6).

(iii) Neither the Registrar nor the Trustee shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Trustee, the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day one day before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Registrar shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(xi) Neither the Trustee nor any Agent shall have any responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary. The Trustee and the Agents may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants or Indirect Participants.

Section 2.7 Replacement Notes. If any mutilated Note is surrendered to the Registrar, or the Company and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met; provided, however, that the Registrar shall not deliver any Note as a replacement for a Note that has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Note until the Holder has furnished the Registrar with such evidence and indemnity as the Company and/or the Registrar may reasonably require. The Registrar shall cancel each mutilated or defaced Note surrendered to it in respect of which a replacement has been delivered. The Holder must supply indemnity or security sufficient in the reasonable judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their out-of-pocket cost and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7 it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9 a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.

Section 2.9 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer actually knows to be so owned shall be so considered. Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be. Upon request of the Trustee, the Company shall promptly furnish to the Trustee an Officers’ Certificate listing and identifying all Notes, if any known by the Company to be owned or held by or for the account of any of the Company or any Affiliate of the Company, and the Trustee shall be entitled to accept and rely upon such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.

Section 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Registrar for cancellation. The Trustee and Paying Agent shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Registrar for cancellation.

Section 2.12 Payment of Principal and Interest and Defaulted Amounts. Principal and interest on any Note that is payable, and is punctually paid or duly provided for, on any Quarterly Payment Date shall be paid by the Paying Agent to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such principal and interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any principal or interest on any Note that is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of five days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and any Quarterly Principal Deficiency Amount, defaulted interest and (to the extent lawful) interest on such Quarterly Principal Deficiency Amount and defaulted interest at the rate borne by the Notes (such Quarterly Principal Deficiency Amount, defaulted interest and interest thereon herein collectively called the “Defaulted Amount”) shall be paid by the Company in any lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee. The Defaulted Amount shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Amount to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Amount, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Amount proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Amount or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited shall be held in trust for the benefit of the Persons entitled to such Defaulted Amount as provided in this clause. Thereupon the Company shall fix a record (the “Special Record Date”) for the payment of such Defaulted Amount, which shall be not more than five days and not less than 10 days prior to the Special Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date and, at the written request and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Amount and the Special Record Date and Special Payment Date therefore to be given in the manner provided for in Section 11.1, not less than 10 days prior to such Special Record Date. Such Defaulted Amount shall be paid on the Special Payment Date of the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Amount in any other lawful manner not inconsistent with the requirements of any security exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 ISIN Numbers. The Company in issuing the Notes may use “ISIN” numbers (if then generally in use). The Trustee and the Agents shall not be responsible for the use of ISIN numbers, and neither the Trustee nor any Agent makes any representation as to their correctness as printed on any Note or notice to Holders. The Company shall promptly notify the Trustee and the Agents in writing of any change in the ISIN numbers.

Section 2.14 Paying Agent Provisions. The Company shall not later than 10:00 a.m. (New York time) on the second Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. Prior to 10:00 a.m. (New York time) on the Business Day prior to each Quarterly Payment Date, any Special Payment Date and the Stated Maturity, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.2, the Company shall deposit with the Paying Agent in immediately available freely transferable funds money in dollars sufficient to make cash payments, if any, due on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the Paying Agent, the Paying Agent shall make payments on the Notes to the Holders on such day or date, as the case may be, to the Persons and in accordance with the provisions of this Indenture and the Notes. All payments made by the Paying Agent shall be made net of any withholding that is required by applicable law to be made. Backup withholding will apply to payments of interest on the Notes and the proceeds of a sale (including retirement or redemption) of the Notes within the United States or conducted through certain United States-related persons, unless a beneficial owner of a Note qualifies for an exemption and has provided the Depositary with a properly executed IRS Form W-9, W-8BEN-E (or other applicable form).

Section 2.15 Agents’ Interest.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. Each Agent shall only be obligated to perform the duties set forth in this Indenture and the Notes and shall have no implied duties.

(b) The Company and the Agents acknowledge and agree that upon occurrence of an Event of Default and continuation thereof after the expiration of all available notice and cure periods, the Trustee may, by notice in writing to each of the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(c) Other than as set forth in clause (b) above, the Agents shall act solely as agents of the Company and in no event shall be agents of the Holders.

(d) Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Company shall have been met upon delivery of the notice to the relevant clearing system.

(e) The Company shall provide the Agents with a certified list of authorized signatories.

ARTICLE III.

Covenants

Section 3.1 Payment of Notes.

(a) The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. (New York time) on the Business Day prior to such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) Except as otherwise set forth in this Indenture or the Notes, principal shall be due and payable on the Notes (i) on each Quarterly Payment Date (other than the Maturity Date) in an amount equal to Quarterly Scheduled Principal Amount and the Additional Amortization Amount applicable, if any, to such Quarterly Payment Date until the Outstanding Principal Amount is reduced to zero and (ii) on the Maturity Date, unless the Notes are redeemed early or paid in full pursuant to this Indenture, in an amount equal to the Outstanding Principal Amount as of the Maturity Date.

Each Note shall bear interest, on the Outstanding Principal Amount thereof from and including the date of issuance of such Note until paid in full, at a floating rate per annum equal to the Interest Rate determined for the applicable Interest Accrual Period. The Calculation Agent shall as soon as practicable after determining the LIBOR Rate applicable to the Notes for any Interest Accrual Period, notify the Company and the Paying Agent thereof and maintain records of the quotations obtained, and all rates determined, by it and make such records available for inspection at all reasonable times by the Company and the Paying Agent. Interest accrued on each Note shall be payable in arrears on each Quarterly Payment Date, commencing with the Quarterly Payment Date occurring in March 2017. All interest accrued under the Notes shall be computed on the basis of a 360-day year for the actual number of days elapsed. For the avoidance of doubt, other than the determination by the Calculation Agent of the LIBOR Rate, the Calculation Agent and the Trustee shall have no responsibility to calculate or determine the Interest Rate.

(c) Any and all payments by or on behalf of the Company to the Original Holders hereunder shall be made free and clear of and without deduction for any and all present or future Taxes, unless withholding is required by law. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to, or in respect of, the Original Holders (i) if such Tax is an Indemnified Tax, the sum payable to each Original Holder shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1(c)), such Original Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, and (iii) the Company shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(d) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Indenture to the Original Holders (hereinafter referred to as “Other Taxes”), except any such Taxes imposed with respect to an assignment or transfer of the Notes by the Original Holders (other than pursuant to an optional redemption under Section 5.2).

(e) The Company hereby indemnifies each Original Holder, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Original Holder or in respect of such Original Holder, or required to be withheld or deducted from a payment to such Original Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by an Original Holder shall be conclusive absent manifest error.

(f) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Company in respect of any payment to any Original Holder, the Company will furnish to the Original Holder the original or a certified copy of a receipt evidencing payment thereof.

If an Original Holder shall become aware that it is entitled to receive a refund in respect of Indemnified Taxes, it shall promptly notify the Company of the availability of such refund and shall, within 30 days after receipt of a request by the Company, apply for such refund. If any Original Holder receives a refund or claims a credit or other tax benefit as a result of the payment of as to which it has been indemnified pursuant to this Section 3.1 by the Company, then the Original Holder shall promptly repay to the Company an amount equal to such refund, credit or other tax benefit. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Any Original Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Indenture shall deliver to the Issuer and the Paying Agent, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Original Holder, if reasonably requested by the Issuer or the Paying Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer or the Paying Agent as will enable the Issuer or the Paying Agent to determine whether or not such Original Holder is subject to backup withholding or information reporting requirements.

Section 3.2 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide to the Trustee and the registered Holders of the Notes, within 15 days of the applicable time periods specified in the relevant forms:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of the Company), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided, however, that to the extent such reports are filed with the SEC and publicly available, such reports shall have been deemed to have been provided to the Holders and no additional copies need to be provided to the Holders, however, copies will still be delivered to the Trustee.

In addition, the Company shall furnish or otherwise make available to the Holders and to prospective purchasers of the Notes designated by such Holders, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent such Notes constitute “restricted securities” within the meaning of the Securities Act.

The Company shall maintain a website to which all of the reports and press releases required by this Section 3.2(a) are posted (unless such reports are otherwise filed with the SEC).

(b) So long as any Notes are outstanding, the Company will also:

(1) within 15 Business Days after providing the annual and quarterly information required pursuant to Section 3.2(a) (or such earlier time as the Company determines), hold a conference call (the “Company Conference Call”) to discuss the results of operations for the relevant reporting period; and

(2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the proposed date of the Company Conference Call, announcing the time and date of the Company Conference Call and either including all information necessary to access the call or directing Holders, prospective investors that certify that they are qualified institutional buyers, securities analysts and market makers to contact the appropriate person at the Company to obtain such information. The Company Conference Call may be part of or separate from any earnings or similar conference call relating to the financial results of the Company or any of its Subsidiaries as long as such call otherwise meets the requirements of the foregoing clauses (1) and (2).

(c) The Company shall furnish or otherwise make available, in the manner and subject to the limitations contained in the immediately succeeding paragraph, to the Holders and to prospective purchasers of the Notes designated by such Holders, true and complete copies of: (1) unaudited monthly consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied (other than the requirements under GAAP to make normal year-end adjustments or to provide footnote disclosure relating to the financial statements) within 30 days following the end of each month beginning with the monthly period ended December 31, 2016; (2) the Company’s federal income tax returns within five days of filing such returns with the United States Internal Revenue Service; (3) each Annual Statement and Quarterly Statement of each Insurance Subsidiary, filed with the respective Department, within five days of such filing; (4) the information required to be filed annually with the respective Department by each Insurance Subsidiary relating to such Insurance Subsidiary’s reinsurance program within 10 days of filing such information; (5) the Company’s required annual filing to Demotech, Inc. (“Demotech”) within 10 days of such filing with Demotech; (6) summary information regarding any substantive changes to the reinsurance program(s) of the Company’s Insurance Subsidiaries to enable Holders to assess the risk from catastrophic and non-catastrophic events within 10 days of implementing such substantive changes; and (7) such other information about the Company and its Subsidiaries as the Holders may reasonably request from time to time; provided such other financial information in the case of this clause (7) is (A) regularly prepared by the Company in the ordinary course of business or can be prepared without unreasonable effort and (B) available to the Company in a form that could reasonably be disclosed to Holders.

The foregoing information in this Section 3.2(c) shall be furnished or otherwise made available by the Company in electronic format by email or by posting to a password protected website, as determined by the Company, to Holders and prospective purchasers designated by Holders that have completed and submitted the Request for Information Form attached hereto as Exhibit D to the Company (other than the initial purchasers under the Purchase Agreement, who shall not be required to complete and deliver such Request for Information Form).

Delivery of any reports, information and documents to the Trustee, including pursuant to this Section 3.2, is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants pursuant to Article III (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.3 Limitation on Indebtedness.

(a) Except as set forth in the proviso hereto, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) without first (i) providing written notification of the pricing and terms of such Indebtedness to the Holders of the Notes no less than 30 days in advance of the planned date that such Indebtedness is proposed to be Incurred and (ii) receiving from the Holders of the Notes, acting through the Trustee or otherwise, written approval from the Holders of a majority of the Outstanding Principal Amount of the Notes that they consent to such Indebtedness being Incurred; provided, that the Company and its Subsidiaries shall be entitled to Incur Indebtedness without complying with (i) and (ii) above if, on the date of such Incurrence, and after giving effect thereto on a pro forma basis, (x) no Default has occurred and is continuing (or would result therefrom), including pro forma compliance with the ratios set forth in Section 3.10 and (y) the Company’s Consolidated Net Leverage Ratio would be less than or equal to 100%. In no event shall any Indebtedness Incurred by the Company or its Subsidiaries which is subject to this Section 3.3 (including any Subordinated Indebtedness) have a Stated Maturity that is prior to the Maturity Date of the Notes.

(b) The provisions of Section 3.3(a) shall not apply to the Incurrence of the following Indebtedness:

(i) Indebtedness of the Company evidenced by the Notes;

(ii) any Indebtedness outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of such Indebtedness;

(iii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within 10 Business Days of Incurrence;

(iv) Indebtedness owed to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Company and its Subsidiaries;

(v) Indebtedness of the Company or any Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease the Notes in accordance with Article VIII;

(vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into (i) in the ordinary course of business by any Insurance Subsidiary or (ii) to fix, manage or hedge interest rate, currency or commodity exposure of the Company or any Subsidiary and not for speculative purposes;

(vii) Indebtedness Incurred in the ordinary course of business pursuant to Debt Facilities or Short-Term Indebtedness in aggregate principal amount not to exceed $5,000,000;

(viii) Indebtedness of the Company or any of its Subsidiaries represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $5,000,000 at any time outstanding;

(ix) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Subsidiary or was acquired by, or merged or consolidated with or into, the Company or any Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person is acquired by, or merged or consolidated with, the Company or any Subsidiary and after giving effect to the Incurrence of such Indebtedness pursuant to this clause (xii), the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a);

(x) Indebtedness Incurred by the Company or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.3:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.3(b) or could be Incurred pursuant to Section 3.3(a) the Company, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later divide and reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.3 and only be required to include the amount and type of such Indebtedness once;

(ii) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii) Indebtedness permitted by this Section 3.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.3 permitting such Indebtedness; and

(iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Capital Stock including Preferred Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than five days past due, in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Company or any Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 3.3 the maximum amount of Indebtedness that the Company and its Subsidiaries may Incur pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being , shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Section 3.4 Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to:

(a) declare or pay any dividend on or in respect of, its Capital Stock or purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company (other than wholly in exchange for Capital Stock of the Company (other than Disqualified Stock)); or

(b) make any payment or other distribution on any other securities of the Company or any of its Subsidiaries that rank junior to or pari passu with the Notes, including on any Indebtedness of the Company or any of its Subsidiaries (all such payments and other actions under (a) and (b), a “Restricted Payment”), unless, at the time of, and after giving effect to such Restricted Payment on a pro forma basis,

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) the Company’s Debt to Total Capitalization Ratio would be greater than 25%; and

(3) the Debt Service Coverage Ratio would be greater than 150%;

and, provided, such Restricted Payment would not violate applicable law, including FOIR rules, regulations and consent orders. Solely for purposes of calculating the Company’s Debt to Total Capitalization Ratio or Debt Service Coverage Ratio pursuant to this Section 3.4, no adjustment will be made for Loss from, relating to, or arising out of a Catastrophe.

Notwithstanding the foregoing, the Company shall be permitted to pay dividends on its Capital Stock to the extent that such dividends are set forth on Schedule 3.4 hereto.

Section 3.5 Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to create, incur or assume any Lien on any asset or property of the Company or such Subsidiary (other than Permitted Liens) that secures any Indebtedness.

Section 3.6 Limitation on Sales of Subsidiary Stock. Neither the Company nor any of its Subsidiaries shall issue, sell, transfer or otherwise dispose of any Capital Stock of a Subsidiary, except to the Company or one of its other Subsidiaries that agrees to hold the transferred shares subject to the terms of this Section 3.6, unless (1) the Company sells, transfers or otherwise disposes of the entire Capital Stock of the Subsidiary at the same time for cash or property that is at least equal to the Fair Market Value of the Capital Stock or (2) the Company sells, transfers or otherwise disposes of any Capital Stock of a Subsidiary for at least Fair Market Value and, after giving effect thereto, the Company and its Subsidiaries would own more than 80% of the issued and outstanding Voting Stock of such Subsidiary. For purposes of the foregoing, Fair Market Value shall be as determined by the Company or the Board of Directors of the Company, as set forth in the definition of Fair Market Value.

Section 3.7 Limitation on Affiliate Transactions.

(a) Subject to Section 3.7(b), the Company shall not, and shall not permit any of its Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding the payment of dividends) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i) the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $1,000,000, the terms of such transaction have been approved by a majority of the independent members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and

(iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $2,000,000, the Company has received an opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Company and the Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b) The provisions of Section 3.7(a) shall not apply to:

(i) any Restricted Payment permitted to be paid pursuant to Section 3.4;

(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Company;

(iii) any transaction between or among the Company and any Subsidiary or between or among Subsidiaries;

(iv) any Guarantees issued by the Company or a Subsidiary for the benefit of the Company or a Subsidiary;

(v) the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Company or any Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

(vi) the existence of, and the performance of obligations of the Company or any of its Subsidiaries under the terms of any agreement to which the Company or any of its Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders of the Notes in any material respect, as determined in Good Faith by the Company, than the terms of the agreements in effect on the Issue Date;

(vii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or a Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Company, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(viii) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business and consistent with past practice;

(ix) any purchases by the Company’s Affiliates of Indebtedness of the Company or any of its Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates;

(x) arrangements for indemnification payments for directors and officers of the Company and its Subsidiaries;

(xi) any issuance or sale of Capital Stock to Affiliates of the Company (other than Disqualified Stock) and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Company or any Subsidiary; and

(xii) those Affiliate Transactions existing on the Issue Date.

Section 3.8 Maintenance of Reinsurance Coverage. For so long as the Notes are outstanding, each Insurance Subsidiary shall purchase and maintain excess of loss catastrophe reinsurance from reinsurers with a minimum financial strength rating of “A-” by A.M. Best Company or a minimum credit rating of “A-” by Standard and Poor’s, unless such reinsurance liabilities have been fully collateralized by such reinsurers, including by any bonds issued by any special purpose Subsidiary of the Company or of any Subsidiary of the Company. Additionally, each Insurance Subsidiary shall maintain reinsurance coverage that satisfies each of the following:

(a) such reinsurance coverage shall at least equal that determined to be adequate by its domiciliary state regulator and such other jurisdictions in which it is licensed as an insurer or reinsurer;

(b) such reinsurance, with respect to catastrophe coverage, for first event losses, shall provide full coverage to a level equal to or greater than a 1:100 probable maximum loss as modeled using the models from AIR Worldwide Corporation (“AIR”), Risk Management Solutions, Inc. (“RMS”) or any combination thereof that have been approved by the relevant Department, subject to the maximum retention specified in paragraph (e) below;

(c) such reinsurance, with respect to catastrophe coverage, for second event losses, shall provide full coverage to a level equal to or greater than a 1:50 probable maximum loss as modeled using the models from AIR, RMS or any combination thereof that have been approved by the relevant Department and based upon guidelines established by and as determined by Demotech for an A rated company, subject to the maximum retention specified in paragraph (e) below;

(d) with respect to non-catastrophe coverage per individual risk, such reinsurance shall have a net maximum retention loss to the Insurance Subsidiary of $1,000,000, with at least two reinstatements for losses up to a maximum aggregate limit of $10,000,000 and one reinstatement for aggregate losses in excess of $10,000,000 subject to standard market terms;

(e) the Company’s catastrophe reinsurance program shall have a U.S. dollar maximum retention in connection with the 1:100 and 1:50 levels specified in paragraphs (b) and (c) above of $40,000,000 and $46,500,000, respectively (provided, that only $15,000,000 of such $46,500,000 maximum retention may be allocated from the “bottom up” of such second event coverage, with the remaining $31,500,000 of retention to be allocated to such second event coverage on a modeled expected loss basis consistent in all material respects to the Company’s 2016 catastrophe reinsurance program, a diagram of which is set forth as Schedule 3.8 hereto) (for the avoidance of doubt, amounts ceded to captive reinsurance Subsidiaries, such as Osprey Re Ltd., will be considered retained by the Company for purposes of the foregoing provision); and

(f) if first event catastrophe losses or second event catastrophe losses are greater than 50% of the reinsurance limit for such first event or second event, respectively, the Company shall purchase additional reinsurance to provide coverage to the same seasonally adjusted return periods as the reinsurance for such event; provided, however, that models by AIR, RMS or a combination thereof may be utilized in determining the appropriate additional reinsurance.

Section 3.9 Investment Policy. The Company and its Subsidiaries shall comply with the Investment Policy as in effect from time to time and shall not modify such Investment Policy in any material respect without receiving the prior written approval from the Holders of a majority of the Outstanding Principal Amount of the Notes that they consent to such modifications, acting through the Trustee or otherwise.

Section 3.10 Maintenance of Ratios.

(a) For each fiscal quarter and fiscal year while the Notes are outstanding, beginning with the fiscal quarter ended March 31, 2017 and fiscal year ended December 31, 2017, the Company shall not have a Debt to Total Capitalization Ratio greater than 25%.

(b) For each fiscal quarter and fiscal year while the Notes are outstanding, beginning with the fiscal quarter ended March 31, 2017 and fiscal year ended December 31, 2017, the Company shall maintain a Debt Service Coverage Ratio of no less than 150%.

Section 3.11 Maintenance of Insurance Subsidiaries. The Company shall cause each of its Insurance Subsidiaries to (i) be duly organized and licensed to conduct an insurance business under the insurance statutes and regulations as applied by the relevant insurance regulatory authorities in each jurisdiction in which the conduct of its business requires such licensing, (ii) have all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct their respective businesses as presently conducted and (iii) comply with all applicable insurance laws, rules and regulations applicable to the Insurance Subsidiaries, except, for each of (i), (ii) and (iii), where the failure to meet such conditions, would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries taken as a whole.

Section 3.12 Non-Core Acquisitions. The Company shall not, and shall not permit its Subsidiaries to, consummate an Asset Acquisition of any Person if the assets being acquired is not a Related Business (a “Non-Core Acquisition”) unless the purchase price therefor is less than or equal to $10,000,000, or the Company receives from the Holders of the Notes, acting through the Trustee or otherwise, written approval from the Holders of a majority of the Outstanding Principal Amount of the Notes that they consent to the Non-Core Acquisition.

Section 3.13 Mortgage Eligibility. The Company shall cause each of its Insurance Subsidiaries to maintain such Insurance Subsidiary’s eligibility, to insure properties that are secured by mortgages that are eligible to be traded in secondary trading markets maintained by the Federal Loan Mortgage Corporation or the Federal National Mortgage Association.

Section 3.14 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and rights (charter and statutory); provided, however, that the foregoing shall not obligate the Company to preserve any such right if the Board of Directors shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to any Holder.

Section 3.15 Books and Records; Inspection Rights; Discussions. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and/or SAP, as applicable, and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities.

(b) Upon the occurrence, and during the continuance, of a bona fide dispute relating to the Company’s material compliance with the terms of this Indenture or the Notes between the Company and Holders of at least 25% in principal amount of the outstanding Notes (“Relevant Holders”), including in connection with any Default or an Event of Default, the Company shall make available (including the right to examine and make abstracts, but not the right to make copies) to one or more representatives appointed by such Relevant Holders, at the Company’s relevant facilities upon reasonable advance notice and during normal business hours, its books and records and the books and records of any of its Subsidiaries to the extent reasonably requested in connection with, and relating to, such dispute. In addition, at reasonable times during business hours and upon reasonable prior notice, the Company shall make available to the Relevant Holders or one or more representatives appointed by such Relevant Holders, by teleconference call, members of senior management and the independent auditor of the Company and its Subsidiaries to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries as reasonably requested.

(c) Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information to, including that it may redact, any such books and records (i) if doing so would violate applicable law or an obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege, or (ii) would constitute sensitive business information, as reasonably determined by the Company. In addition, as a precondition to any such inspection and examination, such representative, and any Holder or other Person receiving information about the Company obtained by the representative during any such inspection or examination, shall be required to enter into a customary non-disclosure agreement with the Company relating to, among other things, (i) the confidentiality of such information, (ii) the limited use of such information and (iii) restrictions on trading of the Notes on the basis of material non-public information. Each party shall bear their own costs and expenses in connection with any such inspection.

Section 3.16 Compliance Certificate. The Company shall deliver to the Trustee within 50 days after the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2017) an Officers’ Certificate stating (A) (i) that the Company is in compliance with all conditions and covenants under this Indenture during such period or (ii) setting forth any Default or Event of Default that occurred during such period and (B) describing any facts that occurred during such period which, upon the passage of time, would or would reasonably be likely to result in a Default or Event of Default. The certificate shall describe any Default or Event of Default that has occurred during such period, its status and what action the Company is taking or proposes to take with respect thereto.

Section 3.17 Statement by Officers as to Default. The Company shall deliver to the Trustee, within 10 days after the knowledge thereof if such event has not been cured, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Sections 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iii), 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vi), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix), 6.1(a)(x), 6.1(a)(xi), 6.1(a)(xii), 6.1(a)(xiv), 6.1(a)(xv) and 6.1(a)(xvi) which shall include their status and what action the Company is taking or proposing to take in respect thereof.

Section 3.18 Payment for Consents. The Company shall not, and shall not permit any of its Subsidiaries to pay or cause to be paid any consideration to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 3.19 Maintenance of Demotech Rating. The Company shall not permit any Insurance Subsidiary of the Company to fail to maintain a rating of “A” or better by Demotech.

Section 3.20 Asset Sale. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Sale; and (ii) at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision and for no other purpose:

(i) any liabilities (as reflected in the Company’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Company or Subsidiary from such liabilities;

(ii) any securities, notes or other similar obligations received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days of the receipt thereof; and

(iii) any Designated Non-cash Consideration received by the Company or such Subsidiary in such Asset Sale having an aggregate Fair Market Value not to exceed $20 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the Company’s receipt of the Net Available Cash from any Asset Sale, the Company may apply the Net Available Cash from such Asset Sale, at its option:

(i) to repay Pari Passu Indebtedness, provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.2 (except that the purchase therefor shall equal 100% of the Outstanding Principal Amount thereof, plus accrued and unpaid interest), or

(ii) to make an Investment in any one or more businesses, assets, or property or capital expenditures, in each case (A) used or useful in a Related Business or (B) that replace the properties and assets that are the subject of such Asset Sale, in each case not to exceed a maximum Fair Market Value of $10,000,000; provided, to the extent the assets subject to such Asset Sale were collateral for the Notes, such newly acquired assets shall also be collateral for the Notes.

(c) A binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash are so applied, the Company or Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further, that the Company or such Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Available Cash, the Company or such Subsidiary may temporarily reduce Indebtedness under a Debt Facility, if any, or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(d) Any Net Available Cash from any Asset Sale that are not applied as provided and within the time period set forth in Section 3.20(a)(i) or (ii) shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall be required to make an offer (“Asset Sale Offer”) to all Holders to repurchase on a pro rata basis the maximum principal amount of Notes up to the amount of such Excess Proceeds at 100% of the Outstanding Principal Amount of Notes to be redeemed, plus accrued and unpaid principal or interest thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of principal and interest on the related Quarterly Payment Date), in accordance with the procedures set forth in this Indenture in integral multiples of $1,000 (except that no Note will be purchased in part if the remaining principal amount would be less than $2,000).

To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining portion of such Excess Proceeds that is not applied to purchase Notes (“Unutilized Excess Proceeds”) for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to its other contractual requirements, subject to the terms of this Indenture. If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes.

(e) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.20 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered in response to the Asset Sale Offer.

(f) On or before the Asset Sale Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, in each case in minimum denominations of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.20. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.20, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.20 of this Indenture.

Section 3.21 Maintenance of Property; Insurance.

(a) The Company shall, and shall cause each of its Subsidiaries to (a) keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so would not reasonably be expected to have a material adverse effect on the business condition (financial or otherwise) or results of operations of the Company and its subsidiaries as a whole, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. If any portion of any mortgaged real estate property of the Company or its Subsidiaries is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under applicable flood insurance laws, then Company shall, or shall cause each of its Subsidiaries to maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations.

(b) The Company shall not, and shall not permit Zephyr Acquisition Company to, acquire or retain any assets with an aggregate Fair Market Value of $250,000 following the date hereof, other than the Capital Stock of their subsidiaries as of the date hereof.

Section 3.22 Business Changes. The Company shall not, and shall not permit its Subsidiaries to, engage at any time in any business or business activity (other than the business currently conducted by it and business activities reasonably incidental thereto or reasonable extensions thereof) if the results thereof could reasonably be expected to cause the business currently conducted by it and business activities reasonably incidental thereto or reasonable extensions thereof to cease to be the primary revenue source of the Company and its Subsidiaries. For the avoidance of doubt, nothing in this Section 3.22 shall prohibit the Company from engaging in any business activity relating or incidental to the insurance industry, including property restoration activities.

Section 3.23 Material Defaults. The Company and each of its Subsidiaries shall not have failed to perform (and not cured within the applicable grace or cure period) any material payment or other obligation that arises under any agreement or instrument that is material to conduct of business of the Company and its Subsidiaries taken as a whole, except for any obligation disputed by the Company or its Subsidiaries in good faith (provided that the Holders are not materially adversely affected by any such dispute).

ARTICLE IV.

Successor Company

Section 4.1 When Company May Merge or Otherwise Dispose of Assets.

(a) The Company shall not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to, any Person unless:

(i) if other than the Company, the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

(ii) the Successor Company shall expressly assume by an indenture supplemental hereto, executed and delivered to the Trustee, Paying Agent and Registrar, in form satisfactory to the Trustee, Paying Agent and Registrar, all the obligations of the Company under the Notes and this Indenture;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Company, the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Company, the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four- quarter period:

(A) the Company or the Successor Company, as applicable, would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); or

(B) the Debt Service Coverage Ratio for the Successor Company and its Subsidiaries would be equal to or greater than the Debt Service Coverage Ratio immediately prior to such transaction;

and

(v) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer and supplemental indenture required pursuant to clause (ii) comply with this Section 4.1.

(b) Without compliance with Section 4.1(a)(iv):

(i) any Subsidiary may consolidate with, merge with or into or to the Company so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company, and

(ii) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby; provided that, in the case of a Subsidiary that merges into the Company, the Company shall not be required to comply with the preceding Section 4.1(a)(iv).

(c) Upon satisfaction of the conditions set forth in Section 4.1(a) or 4.1(b) as applicable, the Company shall be released from its obligations under this Indenture and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture.

ARTICLE V.

Redemption

Section 5.1 Change of Control Redemption.

(a) If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at 101% of the Outstanding Principal Amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date):

(b) Within 15 days following any Change of Control, the Company shall send a notice (the “Change of Control Offer”) to each Holder at the address appearing in the note register, with a copy to the Trustee, stating:

(i) that a Change of Control Offer is being made and that such Holder has the right to require the Company to purchase such Holder’s Notes at the redemption price set forth above plus accrued and unpaid interest and principal, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest and principal due on the relevant Quarterly Payment Date) (the “Change of Control Payment”);

(ii) the repurchase date (which shall be no earlier than 15 days nor later than 45 days from the date such notice is distributed to Holders) (the “Change of Control Payment Date”);

(iii) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased;

(iv) that any Notes not tendered will continue to accrue interest in accordance with the terms of the applicable Note and this Indenture;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to the then remaining balance of principal amount per Note.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent or tender agent for such Change of Control Offer an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(iii) deliver or cause to be delivered to the Registrar the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d) The Paying Agent or tender agent for such Change of Control Offer shall promptly transmit to each Holder of Notes so tendered the Change of Control Payment for such

Notes, and upon receipt of an Authentication Order and following execution by the Company of a new note, the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a minimum principal amount of $2,000.

(e) The Change of Control provisions described above shall be applicable whether or not any other provisions of this Indenture are applicable.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption for all of the outstanding Notes has been given pursuant to this Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed Redemption Date. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

Section 5.2 Optional Redemption. On and after December 15, 2018, the Company may, at its option, redeem all or, from time to time, a part of the Notes on any Quarterly Payment Date, at the following redemption prices (expressed as a percentage of Outstanding Principal Amount of the Notes to be redeemed) plus accrued and unpaid interest and principal on the Notes, if any, to the applicable Early Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date):

Year	Redemption Price

2018	103%
2019	102%
2020	101%
2021 and thereafter	100%

Section 5.3 Election to Redeem; Notice to Trustee of Optional Redemptions. If the Company is required to redeem the Notes pursuant to Section 5.1 or redeems the Notes pursuant to Section 5.2, the Company shall furnish to the Trustee, at least ten (10) Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.5, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Early Redemption Date, (c) the principal amount of the Notes to be redeemed (which shall be all of the Notes with to redemptions pursuant to Section 5.1) and (d) the redemption price, including any applicable premium. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4.

Section 5.4 Selection by Registrar of Notes to Be Redeemed. In the case of any partial redemption under Section 5.2, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (as advised by the Company to the Registrar) or, if the Notes are not listed, then on as nearly a pro rata basis as possible or by lot or such other similar method in accordance with the Applicable Procedures (subject to such rounding as may be necessary so that Notes are redeemed in integral multiples of the then remaining balance of principal amount per Note or less if redeemed in part), and in accordance with the Applicable Procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.8.

The Registrar shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

Section 5.5 Notice of Redemption. The Company shall mail or cause to be mailed by a recognized international mail carrier, a notice of redemption to each Holder whose Notes are to be redeemed pursuant to Section 5.2 at its registered address not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Early Redemption Date”);

provided, however, that redemption notices may be mailed more than 60 days prior to an Early Redemption Date if the notice is issued in connection with Article VIII. At the Company’s written request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holder pursuant to this Section 5.5 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the following paragraph.

All notices of redemption shall be prepared by the Company and shall state:

(a) the Early Redemption Date,

(b) the redemption price and the amount of accrued interest, if any, to, but excluding, the Early Redemption Date payable as provided in Section 5.7 if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Early Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Early Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Early Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i) the ISIN number, and that no representation is made as to the accuracy or correctness of the ISIN number, if any, listed in such notice or printed on the Notes, and

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed.

Section 5.6 Deposit of Redemption Price. Prior to 10:00 a.m. (New York time) on the Business Day prior to any Early Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying

Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

Section 5.7 Notes Payable on Early Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Early Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Early Redemption Date) and such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to, but excluding, the Early Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Quarterly Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Early Redemption Date at the rate borne by the Notes.

If an Early Redemption Date is on or after a Record Date and on or before the related Quarterly Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

Section 5.8 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article or Section 3.20) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a minimum principal amount of the Notes not subject to redemption.

Section 5.9 Mandatory Excess Cash Flow Amortization. If at any given time, (i) the Company’s Consolidated Net Leverage Ratio for two consecutive months exceeds 125% or (ii) if any Insurance Subsidiary receives an order from the FOIR or other Department preventing such Insurance Subsidiary from soliciting or writing any new or renewal coverages and such order remains in effect for six consecutive months (each, an “Excess Cash Flow Amortization Event”), then, for so long as the Excess Cash Flow Amortization Event continues, the Company shall be required to repay, quarterly on each Quarterly Payment Date following such Excess Cash Flow Amortization Event, principal on the Notes in an amount equal to 12.5% of the Excess Cash Flow calculated for the four fiscal quarter period ending immediately prior to the fiscal quarter in which such Quarterly Payment Date occurs (each such amount, an “Additional Amortization Amount”). The Company shall promptly notify the Trustee in writing of any such Excess Cash Flow Amortization Event.

ARTICLE VI.

Defaults and Remedies

Section 6.1 Events of Default.

(a) Each of the following is an event of default (an “Event of Default”):

(i) default in any payment of interest, Quarterly Scheduled Principal Amount or Additional Amortization Amount on any Note when the same becomes due and payable and such default continues for a period of five (5) Business Days;

(ii) default in the payment of principal of or premium, if any, on any Note when the same becomes due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise (except to the extent covered under clause (a)(i) of this Section 6.1) or any other amounts otherwise payable under the Notes or this Indenture, and such default continues for a period of five (5) Business Days;

(iii) failure by the Company to comply with any of its obligations under Article IV;

(iv) failure by the Company to comply for 30 days after written notice as provided below with any of its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.11, 3.12, 3.13, 3.14, 3.16, 3.17, 3.18, 3.20, 3.21, 3.22, 3.23, 3.24 or 5.1;

(v) failure by the Company to comply for 90 days after written notice as provided below with any of its obligations under Section 3.10 or 3.19;

(vi) failure by the Company to comply for 30 days after written notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(v) of this Section 6.1) contained in this Indenture or the Notes provided that; no Event of Default shall be deemed to have occurred under this Section 6.1(a)(vi) if any such failure is reasonably capable of being cured, the Company is diligently pursuing a cure and the failure is in fact cured within 60 days after notice as provided below;

(vii) the Company fails to comply with any of material agreement, covenant, condition or obligation in the Security Documents and such failure continues for 30 days after notice as provided below, provided that; no Event of Default shall be deemed to have occurred under this Section 6.1(a)(vii) if any such failure is reasonably capable of being cured, the Company is diligently pursuing a cure and the failure is in fact cured within 60 days after notice as provided below;

(viii) the assertion by the Company in any pleading in any court of competent jurisdiction, that any security interest created or intended to be created by this Indenture or the Security Documents is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days;

(ix) the Company or any of its Subsidiaries defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or interest or premium on, on such Indebtedness on any interest payment date of at its final stated maturity within the grace period provided in the agreements or instruments governing such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(x) any representation or warranty made by or on behalf of the Company in the Purchase Agreement or made by or on behalf of the Company in this Indenture, the Security Documents or in any certificate or other writing delivered pursuant hereto or thereto having been incorrect as of the time given in any material respect;

(xi) the Company or a Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding with respect to itself;

(B) is subject to a supervision, rehabilitation, liquidation, conservation or similar insurance receivership proceeding pursuant to an order of competent jurisdiction and such proceeding is not dismissed within 60 days;

(C) breaches the regulatory solvency margin or other financial solvency requirements established by the applicable Department;

(D) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(E) consents to the appointment of a Custodian (as defined below) of it or for substantially all of its property; or

(F) makes a general assignment for the benefit of its creditors;

(xii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a Custodian of the Company for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Subsidiary;

(xiii) failure by the Company or any Subsidiary to pay final and non-appealable judgments in excess of $5,000,000 (net of any amounts that are covered by third party insurance, pursuant to which the insurer has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(xiv) the departure through resignation, removal or incapacity of the Chief Executive Officer, President or Chief Financial Officer, and the Company has not within 90 days following such resignation, removal or incapacitation appointed a replacement officer that is acceptable to FOIR, which acceptance shall be deemed to have been received to the extent FOIR has not notified the Company within 60 days of the submission of the replacement officer to FOIR that it disapproves of the replacement officer;

(xv) the occurrence of a Material Adverse Change; and

(xvi) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on any portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a default under clauses (iv) through (vii) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in such clause after receipt of such written notice. Such notice must specify the Default, demand that it be remedied and state that such written notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(a)(xi) or (xii) (with respect to the Company)), occurs and is continuing, the Holders of at least a majority in principal amount of the outstanding Notes by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice,” and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall, subject to Section 6.4 be immediately due and payable. In the event of a declaration of acceleration of the Notes because an Event of Default set forth in Section 6.1(a)(ix) above has occurred and is continuing, such declaration of acceleration of the Notes shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to Section 6.1(a)(ix) shall be remedied or cured by the Company or a Subsidiary or waived by the holders of the relevant Indebtedness within 15 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in Section 6.1(a)(xi) or (xii) with respect to the Company occurs, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee, acting at the direction of the Holders of at least a majority of the principal amount of the Notes then outstanding, may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes and this Indenture (including sums owed to the Trustee, the Agents, and their agents and counsel).

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes (including, without limitation,

consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.5 Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee, as the case may be, may refuse to follow any direction that conflicts with law or this Indenture, the Notes, or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnity, security and/or prefunding satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.6 Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least a majority in principal amount of the Notes outstanding have made a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders have offered to the Trustee security, indemnity and/or prefunding satisfactory to it against any loss, liability or expense; and

(iv) the Trustee has not complied with the request within 15 days after receipt of the request and the offer of security or indemnity

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee, at the direction of the Holders of a majority in aggregate principal amounts of the Notes then outstanding, may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

Section 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Agents (including any claim for the compensation, expenses, disbursements and advances of the Trustee, the Agents and their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and the Agents and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Agents any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Agent, their agents and counsel, and any other amounts due the Trustee and the Agents under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Agents, their agents and counsel, and any other amounts due to the Trustee and the Agents under Section 7.6 out of the estate in any proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holder may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

Section 6.10 Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee, the Collateral Agent and the other Agents for amounts due to each of them under Section 7.6; and

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall send to each Holder and the Trustee a notice that states the record date, the payment date and the amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII.

Trustee

Section 7.1 Duties of Trustee.

(a) If an Event of Default occurs and is continuing the Trustee shall only exercise any of its rights and powers under this Indenture and the Notes to the extent it has received from the Holders of at least a majority of the principal amount of the Notes then outstanding written direction to do so; and provided further that the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee indemnity, security and/or prefunding satisfactory to the Trustee in its sole discretion, as applicable, against loss, liability or expense.

(b) Subject to subsection (a) above:

(i) the Trustee and the Agents undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii) in the absence of negligence or fraud on its part, each of the Trustee or the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture and the Notes, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final and non-appealable decision of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may expressly agree in writing with the Company.

(e) Money held by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1, Section 7.2 and Section 7.6.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless (i) so directed by the Holders of at least a majority in the principal amount of the outstanding Notes and (ii) such Holders shall have provided to the Trustee, security, prefunding or indemnity satisfactory to it against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or documents believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(b) The Trustee may refer any question relating to the ownership of a Note or the adequacy or sufficiency of any evidence supplied in connection with the replacement of a Note to the Company for determination by the Company and rely upon any determination so made.

(c) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(d) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct, respectively, does not constitute willful misconduct or gross negligence as determined in a final and non-appealable decision of a court of competent jurisdiction.

(f) The Trustee may consult with professional advisors of its selection, and the advice or opinion of any such advisor with respect to matters relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or thereunder in good faith and in accordance with the advice or opinion of any such advisor.

(g) The Trustee may engage or be interested in any financial or other transaction with the Company and/or any of their Affiliates and may act as freely as if it were not appointed under this Indenture.

(h) The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, sufficiency or adequacy of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

(i) The Trustee shall not be deemed to have knowledge of any matter including any Default or Event of Default, except any matter of which a Trust Officer shall have received written notification from the Company or Holders at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

(j) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and each Agent in each of its capacities hereunder.

(l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(n) The Company shall provide prompt written notice to the Trustee of any change to its fiscal year.

(o) The Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article III.

(p) The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(q) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

Section 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes, in accordance with the provisions of this Indenture, and may otherwise deal with the Company, the Subsidiaries or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

Section 7.4 Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent.

Section 7.5 Notice of Defaults. If a Default occurs and is not cured within any applicable cure period of which a Trust Officer has received written notice, the Trustee shall cause to be provided to the Company and each Holder a Notice of Default within 15 days after the Trustee obtains such knowledge. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6 Compensation and Indemnity. The Company shall pay to the Trustee and each Agent from time to time such compensation for its services as the parties shall agree in writing from time to time. Neither the Trustee’s compensation nor any Agent’s compensation shall be limited by any law on compensation, including with respect to the Trustee, any law of a trustee of an express trust. The Company shall reimburse the Trustee and each Agent upon request for all out-of-pocket expenses properly incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the compensation and expenses, disbursements and advances of the Trustee’s or any Agent’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee and each Agent or any of their predecessors in each of their capacities hereunder, and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, attorneys’ fees and expenses) incurred by it in connection with the administration of the Notes and this Indenture and the performance of their duties hereunder and thereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.6) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee and each Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or any Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee or Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or any Agent through its own willful misconduct or gross negligence as determined in a final and non-appealable decision of a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee or an Agent to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of an Event of Default specified in Section 6.1(a)(xi) or (xii) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

The obligation of the Company under this Section 7.6 shall survive satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or an Agent.

Section 7.7 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company with at least 30 days’ prior written notice. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i) the Trustee is adjudged bankrupt or insolvent;

(ii) a receiver or other public officer takes charge of the Trustee or its property; or

(iii) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the then outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7 the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

Section 7.8 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.9 Agents. Any Agent may resign, without any liability for doing so, and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and the Company. The Trustee or Company may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee (or its designee for such purposes) or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.6.

ARTICLE VIII.

Discharge of Indenture; Defeasance

Section 8.1 Discharge of Liability on Notes; Defeasance.

(a) When (i) (x) the Company delivers to the Registrar all outstanding Notes (other than Notes replaced pursuant to Section 2.7) for cancellation or (y) all outstanding Notes not theretofore delivered to the Registrar for cancellation have become due and payable by reason of making a notice of redemption pursuant to Section 5.5 or otherwise, or will become due and payable within one year or may be called for redemption within one year under arrangements pursuant to Article V and the Company irrevocably deposits or causes to be deposited with the Trustee or another entity designated by the Trustee for such purpose as trust funds in trust solely for the benefit of the Holders in U.S. dollars, U.S. Government Obligations, which mature prior to the Payment Date, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of maturity or redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and such deposit shall not result in a breach or violation of, or constitute a default under, any material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound; (iii) the Company has paid or caused to be paid all sums payable on the date of deposit to the Trustee under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the Early Redemption Date, as the case may be, then this Indenture shall, subject to Section 8.1(c) cease to be of further effect.

(b) Subject to Sections 8.1(c) and 8.2 the Company at its option and at any time may terminate (i) all the obligations of the Company under the Notes and this Indenture (“legal defeasance”) or (ii) the obligations of the Company under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.16, 3.17, 3.20, 3.21, 3.22, 5.1 and 5.9 and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Sections 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vi), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix) (only with respect to its Subsidiaries), 6.1(a)(x), 6.1(a)(xi) (only with respect to its Material Subsidiaries), 6.1(a)(xii), 6.1(a)(xv) and 6.1(a)(xvi) (clause (ii) being referred to as the “covenant defeasance option”) but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 1(a)(iv), 6.1(a)(v), 6.1(a)(vi), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix) (only with respect to its Subsidiaries), 6.1(a)(x), 6.1(a)(xi) (only with respect to its Material Subsidiaries), 6.1(a)(xii), 6.1(a)(xv) and 6.1(a)(xvi).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.12, 3.1, 6.7, 7.1, 7.2, 7.6, 7.7, 8.1(b) (with respect to legal defeasance), 8.3, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.

Section 8.2 Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Company shall irrevocably deposit with the Trustee or another entity designated by the Trustee for such purpose, in trust, for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants (a copy of which shall be delivered to the Trustee), to pay the principal of, or interest and premium, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable Early Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Early Redemption Date;

(ii) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(iii) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(iv) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(v) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(vi) the Company shall deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of Section 547 of Title 11 of the United States Code;

(vii) the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(viii) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Section 8.3 Application of Trust Money. The Trustee, or other entity, as applicable, shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.4 Repayment to Company. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon receipt of an Officers’ Certificate any money or U.S. Government Obligations held by it as provided in this Article VIII that are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.5 Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee or other entity, as applicable, against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes, shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX.

Amendments

Section 9.1 Without Consent of Holders. This Indenture and the Notes may be amended or supplemented without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to comply with Article IV in respect of the assumption by a Successor Company of an obligation of the Company under this Indenture and the Notes;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iv) Reserved;

(v) to add to the covenants of the Company for the benefit of the Holders, add Events of Default or to surrender any right or power herein conferred upon the Company;

(vi) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, if applicable; or

(vii) to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture.

After an amendment under this Section 9.1 becomes effective, the Company shall send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.2 and 11.2, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2 With Consent of Holders. This Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or compliance with the provisions of this Indenture and the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(v) change the time at which any Note may be redeemed or repurchased in accordance with Section 5.1 whether through an amendment or waiver of provisions in the covenants or otherwise;

(vi) make any Note payable in a currency other than that stated in the Note;

(vii) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii) make any change in the amendment provisions in this Section 9.2; or

(ix) make the Notes subordinated in right of payment to any other obligations.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.

Section 9.3 Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed (and notice of such date shall have been provided to the Trustee), then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or revoke such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

Section 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue, and upon receipt of an Authentication Order the Registrar shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.5 Trustee to Sign Amendments. Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.2 and 11.2, the Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing any amendment, supplement or waiver pursuant to this Article IX the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.

ARTICLE X.

Security Documents

Section 10.1 Collateral and Security Documents.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Quarterly Payment Date, at Stated Maturity, or by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all Obligations of the Company to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations.

(b) The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Notes Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, appoints The Bank of New York Mellon as Collateral Agent and consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Notes Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and this Indenture, and authorizes and directs the Trustee to enter into the Security Documents and to bind the Holders to the terms thereof and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee (if it is not then also appointed and serving as Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.1, to assure and confirm to the Trustee and the Collateral Agent the Liens on the Notes Collateral contemplated hereby, by the Security Documents or by any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, and shall cause its Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain at all times, as security for the Notes Obligations of the Company, a valid and enforceable perfected Lien on all of the Notes Collateral (subject to the terms of the Security Documents), in favor of the Collateral Agent for the benefit of the Trustee and the Holders.

(c) Notwithstanding anything to the contrary in this Indenture or any other Security Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or other Liens intended to be created by this Indenture or the Security Documents (including the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or other Liens intended to be created thereby.

Section 10.2 Release of Collateral.

(a) Subject to Sections 10.2(b) and 10.3, the Notes Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. The Company will be entitled to a release of assets included in the Notes Collateral from the Liens securing the Notes, and the Trustee shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens at the Company’s sole cost and expense, under one or more of the following circumstances:

(i) to enable the Company or any Subsidiary to sell, exchange or otherwise dispose of any of the Notes Collateral to any Person other than the Company or any Subsidiary of the Company to the extent not prohibited by this Indenture;

(ii) pursuant to an amendment, supplement or waiver in accordance with Article IX; or

(iii) if the Notes have been defeased or if this Indenture is discharged, in each case in accordance with Article VIII.

Upon receipt of an Officers’ Certificate certifying that all conditions precedent under this Indenture and the Security Documents, if any, to such release have been met and any necessary or proper (as determined by the Company) instruments of termination, satisfaction or release have been prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Notes Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then also appointed and serving as Collateral Agent) has delivered a notice of acceleration to the Collateral Agent, no release of Notes Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders.

Section 10.3 Permitted Releases Not To Impair Lien. The release of any Notes Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Notes Collateral or Liens are released pursuant to the applicable Security Documents and the terms of this Article X. Each of the Holders acknowledges that a release of Notes Collateral or a Lien in accordance with the terms of the Security Documents and of this Article X will not be deemed for any purpose to be in contravention of the terms of this Indenture.

Section 10.4 Suits To Protect the Collateral. Subject to the provisions of Article VII, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it deems necessary or appropriate in order to enforce any of the terms of the Security Documents

Subject to the provisions of the Security Documents, the Trustee shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Notes Collateral by any acts that may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Notes Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Notes Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 10.5 Authorization of Receipt of Funds by the Trustee Under the Security Documents. The Trustee is authorized (a) to receive any funds for the benefit of the Holders distributed under the Security Documents and (b) to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.6 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article X to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 10.7 Powers Exercisable by Receiver or Trustee. In case the Notes Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article X; and if the Trustee shall be in the possession of the Notes Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.8 Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officers’ Certificate and, solely with respect to (iii) below, an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that (i) payment in full of the principal of, together with premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations with respect to the Notes under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with premium, if any, and accrued and unpaid interest (including additional interest, if any), are paid, (ii) all the Obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article X or (iii) the Company shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article VIII, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Notes Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Notes Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

Section 10.9 Collateral Agent.

(a) The Bank of New York Mellon shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Notes Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Notes Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Notes Collateral or any part thereof. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Indenture and in the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Company, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or shall otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” or “Agent” in this Indenture and the Security Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct or gross negligence (as determined by a final, non-appealable order of a court of competent jurisdiction).

(b) The Collateral Agent is authorized and directed to (i) enter into the Security Documents, (ii) bind the Holders on the terms as set forth in the Security Documents and (iii) perform and observe its obligations under the Security Documents.

(c) The Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Notes Collateral. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the requisite Holders or the Trustee, as applicable. After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee, a Holder or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of a majority in aggregate principal amount of the Notes subject to this Article X.

(e) No provision of this Indenture or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Notes Collateral, the Collateral Agent shall not be required to commence any such action, exercise any remedy, inspect or conduct any studies of any property or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Notes

Collateral or such property of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this Section 10.9(e) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(f) The Collateral Agent shall not be responsible in any manner to any of the Trustee or any Holder for the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Security Documents or for any failure of the Company or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documents or to inspect the properties, books or records of the Company.

(g) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that, in the exercise of its rights under this Indenture and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Notes Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Notes Collateral.

(h) Upon the receipt by the Collateral Agent of a written request of the Company signed by two Officers pursuant to this Section 10.9(h) (a “Security Document Order” ), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 10.9(h) and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate and, to the extent required pursuant to Section 11.3, an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(i) The Collateral Agent’s resignation or removal shall be governed by provisions equivalent to Section 7.7.

(j) The Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture, and all such protections, immunities, indemnities, rights and privileges shall apply to the Collateral Agent in its roles under any Security Document, whether or not expressly stated therein.

ARTICLE XI.

Miscellaneous

Section 11.1 Notices. Any request, demand, authorization, direction, notice, consent, waiver or act of Holders or other documents provided or permitted by this Indenture shall be effective if given in writing (i) by electronic media via a Portable Document Format (PDF) attachment, (ii) if provided by facsimile transmission, upon transmitter’s confirmation of a receipt of a facsimile transmission, (iii) by delivery by a standard overnight carrier or by hand or (iv) by mailing certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Attention: Chief Executive Officer and Chief Financial Officer

with a copy to (which shall not constitute notice):

Fred Karlinsky

Greenberg Traurig P.A

400 Las Olas Boulevard

Suite 2000

Ft. Lauderdale, Florida 33301

Email: karlinskyf@gtlaw.com

if to the Trustee:

The Bank of New York Mellon

101 Barclay, Floor 7E

New York, New York 10286

Attention: Dealing & Trading / Candace Clarke

Fax: (732) 667-9221

Email: candace.clarke@bnymellon.com

if to the Registrar:

The Bank of New York Mellon (Luxembourg) S.A.

Structured Products Services

International Corporate Trust

Vertigo Building - Polaris – 2-4 rue Eugène Ruppert - L-

2453 Luxembourg / AIM# EB6-0000

Attention: Luc Biever: +(352) 24-52-5320

                 Julie Babigeon-Fourrière: +(352) 24-52-5317

                 Sebastien Loiseau: +(352) 24-52-4436

Fax: +(352) 24-52-4204

Email: LUXMB_SPS@bnymellon.com

if to the Paying Agent:

The Bank of New York Mellon, London Branch

London EC2N 2DB

United Kingdom

Attention: International Corporate Trust

Fax: +44 (0) 207 964 2536

The Company, the Trustee or the Agents by notice to the others may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; two Business Days after being deposited in the mail, postage prepaid, if mailed with an internationally recognized overnight mail carrier; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and the Agents agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods provided, however, that the Trustee or the Agents shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the party elects to give the Trustee or an Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or such Agent in its discretion elects to act upon such instructions, the Trustee’s or such Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor any Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or an Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or an Agent, as applicable, including without limitation the risk of the Trustee or an Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Whenever a note or other communication to the Holder is required under this Indenture, unless and until Definitive Notes shall have been issued to the Holders pursuant to Section 2.6, the Trustee and the Paying Agent shall give all notices and communications specified herein to the relevant clearing system.

Section 11.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 11.4 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 11.5 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders, such rules not to be inconsistent with this Indenture. The Registrar and the Paying Agent may make reasonable rules for their functions, such rules not to be inconsistent with this Indenture.

Section 11.6 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is not a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 11.7 Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company, Holders, Trustee, Paying Agent and Registrar irrevocably consent and agree, from time to time for the benefit of the Holders of the Notes and the Trustee, that any legal action, suit or proceeding against them with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company, Holders, Trustee, Paying Agent and Registrar irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.8 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY

Section 11.9 No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Subsidiary shall not have any liability for any obligations of the Company or any Subsidiary under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 11.10 Successors. All agreements of the Company in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee and the Agents in this Indenture shall bind their respective successors.

Section 11.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 11.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 11.13 Force Majeure. In no event shall any party to this Indenture be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that such party shall use reasonable efforts that are consistent with accepted practices in the banking industry (in the case of the Trustee, the Paying Agent and the Registrar) and the insurance industry (in the case of the Company) to resume performance as soon as practicable under the circumstances.

Section 11.14 Tax Matters. Each of the Holders, the Company, the Paying Agent and the Trustee agree (i) to cooperate and to provide the other with such reasonable information as each may have in its possession to enable the determination of whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that each of the Paying Agent and the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Paying Agent and the Trustee shall not have any liability.

Section 11.15 Recognition of Bail-In Powers. Notwithstanding any other term of this Indenture or any other agreements, arrangements, or understanding between the parties, each counterparty to a BRRD Party under this Indenture acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii) the cancellation of the BRRD Liability;

(iv) the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
	Name:	Bruce Lucas
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON,
as Trustee and Collateral Agent

By:	/s/ Arsala Kidwai
	Name:	Arsala Kidwai
	Title:	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Paying Agent

By:	/s/ Jaime Nielsen
	Name:	Jaime Nielsen
	Title:	Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,
as Registrar

By:	/s/ Arsala Kidwai
	Name:	Arsala Kidwai
	Title:	Attorney-in-Fact

[Signature Page to Indenture]

EXHIBIT A-1

[FORM OF 144A NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK MELLON, LONDON BRANCH, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY OR A SUCCESSOR COMMON DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE NOTES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER ANY OF THE NOTES REPRESENTED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED

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INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM ANY OF THE NOTES REPRESENTED HEREBY ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[The remainder of this page is intentionally left blank]

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No. [    ] Principal Amount $[        ]

as revised by the Schedule of Increases

or Decreases in the Global Note attached hereto

ISIN NO. XS1534091456

HERITAGE INSURANCE HOLDINGS, INC.

Senior Secured Notes due 2023

Heritage Insurance Holdings, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns in accordance with the terms and conditions hereof, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, in a series of installments as specified below with a final payment date of December 15, 2023, together with the interest on the then outstanding principal amount on each Quarterly Payment Date at a floating rate per annum as specified on the reverse side of this Note.

Quarterly Payment Dates: March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2017 and ending on December 15, 2023, or if any such day is not a Depositary Business Day, the next succeeding day that is a Depositary Business Day.

Record Dates: Three Depositary Business Days immediately preceding a Quarterly Payment Date.

Additional provisions of this Note are set forth on the reverse side of this Note. Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

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HERITAGE INSURANCE HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Date:
Authorized Signatory

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[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Notes due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. The terms of the Indenture are incorporated herein by reference and made a part hereof.

1.	Principal

Principal shall be due and payable on the Notes (i) on each Quarterly Payment Date (other than the Maturity Date), commencing on December 15, 2018, in an amount equal to the Quarterly Scheduled Principal Amount and the Additional Amortization Amount, if any and as specified in the immediately succeeding paragraph, for such Quarterly Payment Date until the Outstanding Principal Amount is reduced to zero and (ii) on the Maturity Date, unless the Notes are redeemed early or paid in full pursuant to the Indenture, in an amount equal to the Outstanding Principal Amount as of the Maturity Date.

If an Excess Cash Flow Amortization Event occurs under Section 5.9 of the Indenture, then, for so long as the Excess Cash Flow Amortization Event continues, the Company shall be required to repay, quarterly on each Quarterly Payment Date following such Excess Cash Flow Amortization Event, principal on the Notes in an amount equal to 12.5% of the Excess Cash Flow calculated for the four fiscal quarter period ending immediately prior to the fiscal quarter in which such Quarterly Payment Date occurs as provided in, and subject to the terms of, the Indenture (each such amount, “Additional Amortization Amount”).

2.	Interest

This Note shall bear interest on the Outstanding Principal Amount thereof from and including the date of issuance of such Note until paid in full, at a floating rate per annum equal to the LIBOR Rate determined by the Calculation Agent, but not less than 50 basis points (0.50%), plus 875 basis points (8.75%). The Calculation Agent shall as soon as practicable after determining the LIBOR Rate applicable to the Notes for any Interest Accrual Period, notify the Company and the Paying Agent thereof and maintain records of the quotations obtained, and all rates determined, by it and make such records available for inspection at all reasonable times by the Company and the Paying Agent. Interest accrued on this Note shall be payable in arrears on each Quarterly Payment Date, commencing with the Quarterly Payment Date occurring in March 2017. All interest accrued on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed.

“Calculation Agent” means The Bank of New York Mellon, as Trustee.

“Interest Accrual Period” means, for each Quarterly Payment Date, the period beginning from and including the immediately preceding Quarterly Payment Date (or the Issue Date, in the case of the first Quarterly Payment Date) to, but excluding, such Quarterly Payment Date.

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“LIBOR Determination Date” means, with respect to each Interest Accrual Period, the second London Banking Day prior to the day on which such Interest Accrual Period commences.

“LIBOR Rate” means, with respect to any Interest Accrual Period, the rate determined by the Calculation Agent on each LIBOR Determination Date for each Interest Accrual Period as of the related LIBOR Determination Date in accordance with the following provisions:

(vi) on each LIBOR Determination Date, the Calculation Agent shall determine the LIBOR Rate for the related Interest Accrual Period by using the “Interest Settlement Rate” for U.S. dollar deposits with a maturity of three months set by the ICE Benchmark Administration Limited (“ICE”) as of 11:00 a.m. (London time) on such LIBOR Determination Date.

(vii) ICE’s Interest Settlement Rates are currently displayed on Bloomberg L.P.’s page “BBAM.” That page, or any other page that may replace page BBAM on that service or any other service that ICE nominates as the information vendor to display ICE’s Interest Settlement Rates for deposits in U.S. dollars is a “Designated Page.” ICE’s Interest Settlement Rates currently are rounded to five decimal places.

(viii) If ICE’s Interest Settlement Rate does not appear on the Designated Page as of 11:00 a.m. (London time) on a LIBOR Determination Date, or if the Designated Page is not then available, the LIBOR Rate for that date will be the most recently published Interest Settlement Rate. If ICE no longer sets an Interest Settlement Rate, the Company shall designate an alternative index that has performed, or that the Company expects to perform, in a manner substantially similar to ICE’s Interest Settlement Rate.

(ix) The LIBOR Rate for the first Interest Accrual Period will be determined by straight-line interpolation, based on the actual number of days in such Interest Accrual Period, between two rates determined in accordance with (i) – (iii) above, one of which will be determined for a maturity of two months and one of which will be determined for a period of three months.

(x) The establishment of LIBOR for each Interest Accrual Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

3.	Method of Payment

By no later than 10:00 a.m. (New York time) on the Business Day prior to each Quarterly Payment Date, any Special Payment Date and the Stated Maturity, and on the Business Day immediately following any acceleration of the Notes pursuant to the Indenture, the Company shall deposit with the Paying Agent in immediately available, freely transferable funds money in dollars sufficient to make cash payments, if any, due on such day or date, as the case may be. Principal and interest on any Note that is due and payable on any Quarterly Payment Date (other than Defaulted Amount) shall be paid by the Paying Agent to the Person in whose name such

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Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such principal and interest at the office or agency of the Company maintained for such purpose pursuant to the Indenture.

4.	Paying Agent and Registrar

Initially, The Bank of New York Mellon, London Branch shall act as Paying Agent and The Bank of New York Mellon (Luxembourg) S.A. shall act as Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, Registrar or co-registrar.

5.	Indenture

The Company issued the Notes under the Indenture, dated as of December 15, 2016 (as amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), among the Company, The Bank of New York Mellon, as Trustee and Collateral Agent (in such capacity, the “Trustee”), The Bank of New York Mellon, London Branch, as Paying Agent (in such capacity, the “Paying Agent”), and The Bank of New York Mellon Luxembourg S.A. as Registrar (in such capacity, the “Registrar”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company. This Note is one of the Senior Secured Notes due 2023 referred to in the Indenture (herein called the “Notes”). The Indenture, among other things, imposes certain covenants including as specified in Article III. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

6.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in initial denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Registrar nor the Trustee shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Trustee, the Registrar nor the Company shall be required to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day one day before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing.

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7.	Change of Control and Asset Sale.

If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the Outstanding Principal Amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date) as provided in, and subject to the terms of, the Indenture.

In the event of an Asset Sale that requires the purchase of Notes pursuant to Section 3.20 of the Indenture, the Company shall be required to make an offer to all Holders to purchase in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date), as provided in, and subject to the terms of, the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such Asset Sale Offer by completing the form entitled “Option of Holder to Elect Purchase” attached to this Note, or transferring its interest in such Note by book-entry transfer, to the Company or the Paying Agent at the address specified in the notice at least three (3) Business Days before the Asset Sale Offer Purchase Date.

8.	Redemption

(a) On and after December 15, 2018, the Company may, at its option, redeem all or, from time to time, a part of the Notes on any Quarterly Payment Date, at the following redemption prices (expressed as a percentage of Outstanding Principal Amount of the Notes to be redeemed) plus accrued and unpaid interest and principal on the Notes, if any, to the applicable Early Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date):

Year	Redemption Price

2018	103%
2019	102%
2020	101%
2021 and thereafter	100%

(b) Any redemption pursuant to this paragraph 8 shall be made pursuant to the provisions of Sections 5.3 through 5.8 of the Indenture.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes. Only registered Holders shall have rights hereunder.

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10.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes, may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and (ii) any past default or compliance with the provisions of the Indenture and the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, certain provisions of the Indenture cannot be amended, supplemented or waived without the consent of each Holder of an outstanding Note affected (including reduction of the principal amount of the Notes or the interest rate, or extension of the maturity of the Notes, waiver of a Default with respect to nonpayment, change of the time for redemption or repurchase pursuant to the Indenture, change of the currency of the Notes, impairment of the right of Holders to receive payment on or after due dates, change of amendment provisions or subordination of the Notes to any other obligations). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV of the Indenture in respect of the assumption by a Successor Company of an obligation of the Company under the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional covenants or surrender rights and powers conferred on the Company, to comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, if applicable, or to provide for the appointment of a successor trustee.

13.	Defaults and Remedies

This Note will be subject to Events of Default pursuant to Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least a majority in principal amount of the outstanding Notes then outstanding may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and

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payable. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless the Trustee receives indemnity or security satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

14.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, The Trustee in its individual or any other capacity may become the owner or pledgee of Notes, in accordance with the provisions of the Indenture, and may otherwise deal with the Company, the Subsidiaries or their Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Subsidiary shall not have any liability for any obligations of the Company or any Subsidiary under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.	Security

The Notes shall be secured by Liens and security interests in the Notes Collateral on the terms and conditions set forth in the Security Documents. The Collateral Agent holds the Notes Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and UIGIMIA (=Uniform Gift to Minors Act).

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19.	ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

20.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

21.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Attention: Chief Executive Officer and Chief Financial

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $        . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of authorized signatory of Registrar or Common Depositary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.20 or 5.1 of the Indenture, check the appropriate box below:

☐	☐
Section 3.20	Section 5.1

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.20 or 5.1 of the Indenture, state the amount in principal amount (must be divisible by the principal amount per Note then in denominations of integral multiples of $1,000): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

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EXHIBIT A-2

[FORM OF REGULATION S NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK MELLON, LONDON BRANCH, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK MELLON, LONDON BRANCH, ACTING AS COMMON DEPOSITARY ON BEHALF OF CLEARSTREAM AND EUROCLEAR, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY OR A SUCCESSOR COMMON DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE NOTES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER ANY OF THE NOTES REPRESENTED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE

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SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM ANY OF THE NOTES REPRESENTED HEREBY ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[The remainder of this page is intentionally left blank]

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No. [    ] Principal Amount $[        ]

as revised by the Schedule of Increases

or Decreases in the Global Note attached hereto

ISIN NO. XS1532049423

HERITAGE INSURANCE HOLDINGS, INC.

Senior Secured Notes due 2023

Heritage Insurance Holdings, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns in accordance with the terms and conditions hereof, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, in a series of installments as specified below with a final payment date of December 15, 2023, together with the interest on the then outstanding principal amount on each Quarterly Payment Date at a floating rate per annum as specified on the reverse side of this Note.

Quarterly Payment Dates: March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2017 and ending on December 15, 2023, or if any such day is not a Depositary Business Day, the next succeeding day that is a Depositary Business Day.

Record Dates: Three Depositary Business Days immediately preceding a Quarterly Payment Date.

Additional provisions of this Note are set forth on the reverse side of this Note. Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

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HERITAGE INSURANCE HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLONAI

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Date:
Authorized Signatory

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[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Notes due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. The terms of the Indenture are incorporated herein by reference and made a part hereof.

1.	Principal

Principal shall be due and payable on the Notes (i) on each Quarterly Payment Date (other than the Maturity Date), commencing on December 15, 2018, in an amount equal to the Quarterly Scheduled Principal Amount and the Additional Amortization Amount, if any and as specified in the immediately succeeding paragraph, for such Quarterly Payment Date until the Outstanding Principal Amount is reduced to zero and (ii) on the Maturity Date, unless the Notes are redeemed early or paid in full pursuant to the Indenture, in an amount equal to the Outstanding Principal Amount as of the Maturity Date.

If an Excess Cash Flow Amortization Event occurs under Section 5.9 of the Indenture, then, for so long as the Excess Cash Flow Amortization Event continues, the Company shall be required to repay, quarterly on each Quarterly Payment Date following such Excess Cash Flow Amortization Event, principal on the Notes in an amount equal to 12.5% of the Excess Cash Flow calculated for the four fiscal quarter period ending immediately prior to the fiscal quarter in which such Quarterly Payment Date occurs as provided in, and subject to the terms of, the Indenture (each such amount, “Additional Amortization Amount”).

2.	Interest

This Note shall bear interest on the Outstanding Principal Amount thereof from and including the date of issuance of such Note until paid in full, at a floating rate per annum equal to the LIBOR Rate determined by the Calculation Agent, but not less than 50 basis points (0.50%), plus 875 basis points (8.75%). The Calculation Agent shall as soon as practicable after determining the LIBOR Rate applicable to the Notes for any Interest Accrual Period, notify the Company and the Paying Agent thereof and maintain records of the quotations obtained, and all rates determined, by it and make such records available for inspection at all reasonable times by the Company and the Paying Agent. Interest accrued on this Note shall be payable in arrears on each Quarterly Payment Date, commencing with the Quarterly Payment Date occurring in March 2017. All interest accrued on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed.

“Calculation Agent” means The Bank of New York Mellon, as Trustee.

“Interest Accrual Period” means, for each Quarterly Payment Date, the period beginning from and including the immediately preceding Quarterly Payment Date (or the Issue Date, in the case of the first Quarterly Payment Date) to, but excluding, such Quarterly Payment Date.

“LIBOR Determination Date” means, with respect to each Interest Accrual Period, the second London Banking Day prior to the day on which such Interest Accrual Period commences.

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“LIBOR Rate” means, with respect to any Interest Accrual Period, the rate determined by the Calculation Agent on each LIBOR Determination Date for each Interest Accrual Period as of the related LIBOR Determination Date in accordance with the following provisions:

(xi) on each LIBOR Determination Date, the Calculation Agent shall determine the LIBOR Rate for the related Interest Accrual Period by using the “Interest Settlement Rate” for U.S. dollar deposits with a maturity of three months set by the ICE Benchmark Administration Limited (“ICE”) as of 11:00 a.m. (London time) on such LIBOR Determination Date.

(xii) ICE’s Interest Settlement Rates are currently displayed on Bloomberg L.P.’s page “BBAM.” That page, or any other page that may replace page BBAM on that service or any other service that ICE nominates as the information vendor to display ICE’s Interest Settlement Rates for deposits in U.S. dollars is a “Designated Page.” ICE’s Interest Settlement Rates currently are rounded to five decimal places.

(xiii) If ICE’s Interest Settlement Rate does not appear on the Designated Page as of 11:00 a.m. (London time) on a LIBOR Determination Date, or if the Designated Page is not then available, the LIBOR Rate for that date will be the most recently published Interest Settlement Rate. If ICE no longer sets an Interest Settlement Rate, the Company shall designate an alternative index that has performed, or that the Company expects to perform, in a manner substantially similar to ICE’s Interest Settlement Rate.

(xiv) The LIBOR Rate for the first Interest Accrual Period will be determined by straight-line interpolation, based on the actual number of days in such Interest Accrual Period, between two rates determined in accordance with (i) – (iii) above, one of which will be determined for a maturity of two months and one of which will be determined for a period of three months.

(xv) The establishment of LIBOR for each Interest Accrual Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

3.	Method of Payment

By no later than 10:00 a.m. (New York time) on the Business Day prior to each Quarterly Payment Date, any Special Payment Date and the Stated Maturity, and on the Business Day immediately following any acceleration of the Notes pursuant to the Indenture, the Company shall deposit with the Paying Agent in immediately available, freely transferable funds money in dollars sufficient to make cash payments, if any, due on such day or date, as the case may be. Principal and interest on any Note that is due and payable on any Quarterly Payment Date (other than Defaulted Amount) shall be paid by the Paying Agent to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such principal and interest at the office or agency of the Company maintained for such purpose pursuant to the Indenture.

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4.	Paying Agent and Registrar

Initially, The Bank of New York Mellon, London Branch shall act as Paying Agent and The Bank of New York Mellon (Luxembourg) S.A. shall act as Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, Registrar or co-registrar.

5.	Indenture

The Company issued the Notes under the Indenture, dated as of December 15, 2016 (as amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), among the Company, The Bank of New York Mellon, as Trustee and Collateral Agent (in such capacity, the “Trustee”), The Bank of New York Mellon, London Branch, as Paying Agent (in such capacity, the “Paying Agent”), and The Bank of New York Mellon Luxembourg S.A. as Registrar (in such capacity, the “Registrar”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company. This Note is one of the Senior Secured Notes due 2023 referred to in the Indenture (herein called the “Notes”). The Indenture, among other things, imposes certain covenants including as specified in Article III. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

6.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in initial denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Registrar nor the Trustee shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Trustee, the Registrar nor the Company shall be required to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day one day before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing.

7.	Change of Control and Asset Sale.

If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the Outstanding Principal Amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date) as provided in, and subject to the terms of, the Indenture.

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In the event of an Asset Sale that requires the purchase of Notes pursuant to Section 3.20 of the Indenture, the Company shall be required to make an offer to all Holders to purchase in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date), as provided in, and subject to the terms of, the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such Asset Sale Offer by completing the form entitled “Option of Holder to Elect Purchase” attached to this Note, or transferring its interest in such Note by book-entry transfer, to the Company or the Paying Agent at the address specified in the notice at least three (3) Business Days before the Asset Sale Offer Purchase Date.

8.	Redemption

(a) On and after December 15, 2018, the Company may, at its option, redeem all or, from time to time, a part of the Notes on any Quarterly Payment Date, at the following redemption prices (expressed as a percentage of Outstanding Principal Amount of the Notes to be redeemed) plus accrued and unpaid interest and principal on the Notes, if any, to the applicable Early Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Quarterly Payment Date):

Year	Redemption Price

2018	103%
2019	102%
2020	101%
2021 and thereafter	100%

(b) Any redemption pursuant to this paragraph 8 shall be made pursuant to the provisions of Sections 5.3 through 5.8 of the Indenture.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes. Only registered Holders shall have rights hereunder.

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10.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes, may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and (ii) any past default or compliance with the provisions of the Indenture and the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, certain provisions of the Indenture cannot be amended, supplemented or waived without the consent of each Holder of an outstanding Note affected (including reduction of the principal amount of the Notes or the interest rate, or extension of the maturity of the Notes, waiver of a Default with respect to nonpayment, change of the time for redemption or repurchase pursuant to the Indenture, change of the currency of the Notes, impairment of the right of Holders to receive payment on or after due dates, change of amendment provisions or subordination of the Notes to any other obligations). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV of the Indenture in respect of the assumption by a Successor Company of an obligation of the Company under the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional covenants or surrender rights and powers conferred on the Company, to comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, if applicable, or to provide for the appointment of a successor trustee.

13.	Defaults and Remedies

This Note will be subject to Events of Default pursuant to Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least a majority in principal amount of the outstanding Notes then outstanding may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

A-2-9

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless the Trustee receives indemnity or security satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

14.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, The Trustee in its individual or any other capacity may become the owner or pledgee of Notes, in accordance with the provisions of the Indenture, and may otherwise deal with the Company, the Subsidiaries or their Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Subsidiary shall not have any liability for any obligations of the Company or any Subsidiary under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.	Security

The Notes shall be secured by Liens and security interests in the Notes Collateral on the terms and conditions set forth in the Security Documents. The Collateral Agent holds the Notes Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and UIGIMIA (=Uniform Gift to Minors Act).

19.	ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

A-2-10

20.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

21.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Attention: Chief Executive Officer and Chief Financial

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $        . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of authorized signatory of Registrar or Common Depositary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.20 or 5.1 of the Indenture, check the appropriate box below:

☐	☐
Section 3.20	Section 5.1

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.20 or 5.1 of the Indenture, state the amount in principal amount (must be divisible by the principal amount per Note then in denominations of integral multiples of $1,000): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Attention: Chief Executive Officer and Chief Financial Officer

Email: blucas@heritagepci.com and smartindale@heritagepci.com with a copy to (which shall not constitute notice):

Fred Karlinsky

Greenberg Traurig P.A.

400 Las Olas Boulevard

Suite 2000

Ft. Lauderdale, Florida 33301

Email: karlinskyf@gtlaw.com

The Bank of New York Mellon (Luxembourg) S.A., as Registrar

Structured Products Services

International Corporate Trust

Vertigo Building - Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg / AIM# EB6-0000

Attention: Luc Biever: +(352) 24-52-5320

                 Julie Babigeon-Fourrière : +(352) 24-52-5317

                 Sebastien Loiseau: +(352) 24-52-4436

Fax: +(352) 24-52-4204

Email: LUXMB_SPS@bnymellon.com

The Bank of New York Mellon, as Trustee

101 Barclay, Floor 7E

New York, New York 10286

Attention: Dealing & Trading / Candace Clarke

Fax: (732) 667-9221

Email: candace.clarke@bnymellon.com

Re: Senior Secured Notes due 2023

Reference is hereby made to the Indenture, dated as of December 15, 2016 (the “Indenture”), among Heritage Insurance Holdings, Inc., as issuer (the “Company”), and The Bank of New York Mellon, as trustee and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon (Luxembourg S.A.), as registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $          in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

		(a)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

		(b)	☐	such Transfer is being effected to the Company or a subsidiary thereof; or

		(c)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

		(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, or Restricted Definitive Notes and in the Indenture.

		(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, or Restricted Definitive Notes and in the Indenture.

(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (ISIN XS1534091456), or

		(ii)	☐	Regulation S Global Note (ISIN XS1532049423), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (ISIN XS1534091456), or

		(ii)	☐	Regulation S Global Note (ISIN XS1532049423), or

		(iii)	☐	Unrestricted Global Note (ISIN ), or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Attention: Chief Executive Officer and Chief Financial Officer

Email: blucas@heritagepci.com and smartindale@heritagepci.com with a copy to (which shall not constitute notice):

Fred Karlinsky

Greenberg Traurig P.A.

400 Las Olas Boulevard

Suite 2000

Ft. Lauderdale, Florida 33301

Email: karlinskyf@gtlaw.com

The Bank of New York Mellon (Luxembourg) S.A., as Registrar

Structured Products Services

International Corporate Trust

Vertigo Building - Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg / AIM# EB6-0000

Attention: Luc Biever: +(352) 24-52-5320

                 Julie Babigeon-Fourrière : +(352) 24-52-5317

                 Sebastien Loiseau: +(352) 24-52-4436

Fax: +(352) 24-52-4204

Email: LUXMB_SPS@bnymellon.com

The Bank of New York Mellon, as Trustee

101 Barclay, Floor 7E

New York, New York 10286

Attention: Dealing & Trading / Candace Clarke

Fax: (732) 667-9221

Email: candace.clarke@bnymellon.com

Re: Senior Secured Notes due 2023

Reference is hereby made to the Indenture, dated as of December 15, 2016 (the “Indenture”), among Heritage Insurance Holdings, Inc., as issuer (the “Company”), and The Bank of New York Mellon, as trustee and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.	Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)	☐	Check if Exchange is from a beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)	☐	Check if Exchange is from a beneficial interest in a Restricted Global Note to an Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)	☐	Check if Exchange is from a Restricted Definitive Note to a beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)	☐	Check if Exchange is from a Restricted Definitive Note to an Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.	Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)	☐	Check if Exchange is from a beneficial interest in a Restricted Global Note to a Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)	☐	Check if Exchange is from a Restricted Definitive Note to a beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

REQUEST FOR INFORMATION FORM

Heritage Insurance Holdings, Inc.

2600 McCormick Drive

Suite 300

Clearwater, Florida 33759

Email: blucas@heritagepci.com and smartindale@heritagepci.com

[Date]

Re:	$79,500,000 Senior Secured Notes due 2023 (the “Notes”) issued by Heritage Insurance

Holdings, Inc. (the “Company”)

Pursuant to the Indenture, dated as of December 15, 2016 (the “Indenture”), requests for Company information required by or otherwise described in Section 3.2 of the Indenture (“Confidential Information”) by a Holder, or a prospective purchaser designated by a Holder, must be made in writing by submitting this Request for Information Form to the Company. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

The undersigned hereby requests the Company to send Confidential Information as and when prepared in accordance with Section 3.2 of the Indenture electronically to the email address or addresses set forth below.

In order to receive information, please provide:

Name of Noteholder/Prospective Purchaser (Entity):

Name of Contact Person:

E-mail Address (Company Address Only):

Mailing Address:

Phone Number:

The undersigned hereby certifies that it is: (i) a Holder or a prospective purchaser designated by a Holder; and (ii) a Qualified Institutional Buyer or a non-U.S. Person that purchased or is purchasing the Notes in an offshore transaction complying with Regulation S.

As a condition to receiving Confidential Information, the undersigned agrees that it shall not disclose or otherwise transmit any Confidential Information to anyone other than (i) Relevant Persons on a need to know basis or (ii) as required by applicable law or by any court or regulatory, administrative, supervisory, legislative or executive agency or authority.

D-1

“Relevant Persons” means, in relation to the undersigned, its directors, officers, authorized representatives, professional advisors, affiliates and employees who need to receive and consider the Confidential Information for the purpose of analyzing an investment in the Notes. The undersigned acknowledges and agrees that it will not use the Confidential Information for any purpose other than analyzing an investment in the Notes.

The undersigned agrees, prior to the sale by the undersigned of any Notes, to inform any prospective purchaser of such Notes of the availability of the Confidential Information. The undersigned agrees that it shall not sell any Notes to a prospective purchaser unless such prospective purchaser has submitted a Request For Information Form to the Company and been granted an opportunity to review the Confidential Information.

The undersigned, agreeing to be bound, has duly executed this Request for Information Form as of the date first written above.

[NOTEHOLDER/PROSPECTIVE PURCHASER]

By:
Name:
Title

D-2

SCHEDULE 3.4

DIVIDENDS

1.	Fourth quarter dividend of $0.06 per share declared on November 9, 2016 and payable on January 4, 2017.

SCHEDULE 3.8

2016 CATASTROPHE REINSURANCE PROGRAM

[Attached]

Heritage Property and Casualty Insurance Company
Florida Multi-Event Loss Example
Catastrophe Reinsurance Effective June 1, 2016

Millions
$1,898
103yr
2014 Citrus II - $50M xs $605M
100yr
2015 Citrus A
$150M xs $605M
FHCF
2014 Citrus I
$150M xs $605M
Layer 3
2015 Citrus - 15% of $850M xs $495M ($467M)
2016 Citrus D&E 25% of $1B xs $360M ($339M)
FHCF 45% of $1.256B xs $399M
Layer 2
$215M xs $190M
1@100% w/RPP
Layer 1
$110M xs $80M
1@100% w/RPP
Underlying 2
$30M xs $50M - 1@100% w/RPP
Underlying 1
$10M xs $40M - 1@100% w/RPP
Captive - $20M xs $20M - NIL
$20
$20M Retention
1st Event Florida ($1.655B)
Millions
$1,147
53yr
45% of $40M xs $5M HPIC Retention
Multi-Zonal Top & Drop 55% of $40M xs $5M - NIL
50yr
Multi-Zonal Occurrence
$260M xs $190M
1@100% w/RPP
2014 Citrus II - $50M xs $605M
2015 Citrus A
$150M xs $605M
2014 Citrus I $42M xs $605M
Layer 3
$200M xs $190M
Layer 2
94.6% of $215M xs $190M
5.4% of $215M xs $190M
HPIC Retention ($11.6M)
Layer 1
$110M xs $80M
Underlying 2
$30M xs $50M
Underlying 1
$10M xs $40M
Subsequent Event - $25M xs $15M - 1@100%
$15
$15M Retention
2nd Event Florida ($1.093B)
Millions
$75
4yr
45% of $40M xs $5M HPIC Retention
Multi-Zonal Top & Drop 55% of $40M xs $5M - NIL
Subsequent Event
$35M xs $5M - 1@100%
$5
$5M Retention
Remaining 3rd Event
P(1st Event)+P(2nd Event)<0.022%

HERITAGE® Insurance
Pillars of Strength and Character.

Confidential

WillisRe